Exhibit 10.2

OFFICE LEASE AGREEMENT

BY AND BETWEEN

WELLS REIT – BRIDGEWATER NJ, LLC, as the Landlord

AND

DENDREON CORPORATION, as the Tenant

Bridgewater Crossing

200 Crossing Boulevard

Bridgewater, New Jersey

EXHIBIT “A” — Metes and Bounds Description of Land

EXHIBIT “B” — Plan Showing Premises

EXHIBIT “C” — Work Agreement

EXHIBIT “D” — Rules and Regulations

EXHIBIT “E” — Certificate Affirming the Lease Commencement Date

EXHIBIT “F” — Exercise Facility Consent and Waiver of Liability

EXHIBIT “G” — Form of SNDA

EXHIBIT “H” — Form of Letter of Credit

-i-

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (hereinafter referred to as this “Lease”) is dated as of the 29 day of June, 2012, by and between WELLS REIT – BRIDGEWATER NJ, LLC, a Delaware limited liability company (hereinafter referred to as the “Landlord”), and DENDREON CORPORATION, a Delaware corporation, on behalf of itself and its Affiliates (hereinafter referred to as the “Tenant”).

ARTICLE I

DEFINITIONS

1.1 Access Card Allotment: three and one-half (3.5) access cards per 1,000 square feet of rentable area in the Premises.

1.2 Adjacent Land: the site upon which the Other Building is constructed, which is known as lot 4.02 in block 552, on the Tax Map of the Township of Bridgewater.

1.3 ADA: the Americans with Disabilities Act and the regulations promulgated thereunder, as the same may be amended from time to time.

1.4 Affiliate of Tenant: (i) a corporation or other business entity (each hereinafter referred to as a “successor corporation”) into or with which Tenant shall be merged or consolidated, or to which substantially all of the assets of Tenant may be transferred or sold, provided that such successor corporation shall have a net worth and liquidity factor at least equal to the net worth and liquidity factor of Tenant as of the date hereof or otherwise reasonably acceptable to Landlord, and provided that the successor corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease and the proposed use of the Premises is in compliance with Article VI hereof; or (ii) a corporation or other business entity (each hereinafter referred to as a “related corporation”) which shall control, be controlled by or be under common control with Tenant, shall have a net worth and liquidity factor at least equal to the net worth and liquidity factor of Tenant as of the date hereof or otherwise reasonably acceptable to Landlord taking into account the fact that the original Tenant under this Lease is not being released, and provided that such related corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease (without relieving Tenant therefrom) and the proposed use of the Premises is in compliance with Article VI. For purposes of clause (ii) above, “control” shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity.

1.5 Agents: any agent, employee, subtenant, assignee, contractor, client, family member, licensee, customer, invitee or guest of a party.

1.6 Alterations: any structural or other alterations, decorations, additions, installations, demolitions, improvements or other changes.

1.7 Approved Tenant Space Plan: a space plan, approved by both Landlord and Tenant, drawn to scale which shall include all partition types and locations; all doors and hardware requirements; all light fixtures and exit lights; all finish materials including glass, wall and floor finishes; all special ceiling conditions; all cabinetry and millwork with elevations and details; all modifications to existing base building HVAC equipment, all electrical receptacles; all data and voice locations; all floor load requirements which exceed eighty (80) pounds per square foot live load and twenty (20) pounds per square foot dead load; and the seating capacity of all conference rooms and furniture workstation areas; and all other information Landlord reasonably requires to approve said Space Plan. All of Tenant’s plans shall be prepared by a licensed architect approved by Landlord and in a form sufficient to secure approvals of applicable governmental authorities.

1.8 Bankruptcy Code: Title 11 of the United States Code, as amended.

1.9 Base Rent: the annual amount payable as set forth in the following table (net of electric):

Months	Base Rent Per RSF*	Monthly Installment**	Annual Installment*
1-3	N/A***	N/A***	N/A***
4-12	$28.75	$95,682.40	$1,148,188.75
13-24	$29.25	$97,346.44	$1,168,157.25
25-36	$29.75	$99,010.48	$1,188,125.75
37-48	$30.25	$100,674.52	$1,208,094.25
49-60	$30.75	$102,338.56	$1,228,062.75
61-72	$31.25	$104,002.60	$1,248,031.25
73-84	$31.75	$105,666.65	$1,267,999.75
85-96	$32.25	$107,330.69	$1,287,968.25
97-108	$32.75	$108,994.73	$1,307,936.75
109-120	$33.25	$110,658.77	$1,327,905.25
121-123	$33.75	$112,322.81	$1,347,873.75

*	Based on twelve (12) full calendar months.
**	Reflects actual Monthly Installments of Base Rent to be paid by the Tenant
***	Reflects abatement of Base Rent for this period, provided Tenant is not in default under the Lease.

1.10 Broker(s): CBRE Real Estate Services, Inc. (hereinafter referred to as “Landlord’s Broker”); and Jones Lang LaSalle Brokerage, Inc. (hereinafter referred to as “Tenant’s Broker”).

1.11 Building: an eight (8) story building deemed to contain two hundred ninety-seven thousand three hundred seventy-nine (297,379+) square feet of total rentable area (hereinafter referred to as the “Total Area”), located at 200 Crossing Boulevard, Bridgewater, New Jersey and known as Bridgewater Crossing.

1.12 Building’s Complex Percentage: the quotient (converted to a percentage) of the total rentable square footage of the Building divided by the total rentable square footage of the Building and all other office buildings located on the Land and the Adjacent Land from time to time.

1.13 Building Directory Share: one (1) listing; provided that Tenant may have one (1) additional listing for a permitted subtenant or assignee.

1.14 Building Hours: 8:00 a.m. to 6:00 p.m. Monday through Friday (excluding Holidays) and 9:00 a.m. to 1:00 p.m. on Saturday (excluding Holidays).

1.15 Building Structure and Systems: the exterior and common area walls, main lobby in the Building, slab floors, exterior windows, load bearing elements, foundations, roof and common areas that form a part of the Building, and the building standard mechanical, electrical, HVAC and plumbing systems, pipes and conduits that are provided by Landlord in the operation of the Building.

1.16 Cabling: telephone, computer and other communications and data systems and cabling.

1.17 Case: a formal proceeding in which Tenant is the subject debtor under the Bankruptcy Code.

1.18 Complex Charges: subject to the exclusions set forth in the definition of Operating Charges, Complex Charges means all (a) expenses, charges and fees incurred by or on behalf of Landlord in connection with the management, operation, ownership, maintenance and repair of the exterior common areas and exterior common facilities on the Land and Adjacent Land, including, snow and ice removal, costs associated with maintaining landscaping and the cost of electricity for common external lighting, (b) janitorial and HVAC costs for the Fitness Facility and Conference Rooms, (c) repair and maintenance costs for the fitness equipment located in the Fitness Facility, but not any costs for the replacement of such equipment, (d) electric costs for the lights and outlets in the Fitness Facility and Conference Rooms, (e) operating costs for the Cafeteria, if any, after deducting all revenues generated from the operation of the Cafeteria; (f) payments required in connection with a reciprocal easement or similar agreement to which the Landlord is bound for the maintenance of any external common areas or external common facilities (such as access drives, utility lines and drainage facilities) to the extent such payments are assessed collectively against the Land and the Adjacent Land, and (g) in the event Landlord retains a third party property manager, the fair market rental value of a management office maintained by Landlord at the Property. For the avoidance of doubt, other than the expenses and charges for the Fitness Facility and the management office set forth in clauses (b) through (e) and clause (g), no other expenses, charges and fees associated with the Other Building shall be included in Complex Charges. Complex Charges shall not include any expenses, charges and fees associated with the parking garage located on the Adjacent Land.

1.19 Common Areas: those common and public areas and facilities of the Building and improvements to the Land which are from time to time provided by Landlord for the use or benefit of tenants in the Building or for use or benefit by the public in general, including (a) access corridors, elevator foyers and core bathrooms, to the extent the same are not located on floors of the Building fully leased to a single tenant, and (b) Building-wide mailrooms, fire rooms, vending areas, health and fitness facilities, janitorial areas and other similar facilities of the Building, and (c) any and all non-exclusive grounds, parks, landscaped areas, plazas, outside sitting areas, sidewalks, tunnels, pedestrian ways, sky bridges, loading docks, and (d) generally all other common and public improvements on the Land.

1.20 Construction Drawings: the architectural, mechanical and engineering working drawings that define the total scope of work to be performed by Landlord or Tenant, as applicable, in sufficient detail to secure required permits from the local jurisdiction and that include, without limitation: key plan; all legends and schedules; construction plan; reflected ceiling plan; telephone and electrical outlet location plan; finish plan; and all architectural details, elevations and specifications necessary to construct the Premises.

1.21 Cosmetic Changes: those minor, non-structural Alterations of a decorative nature consistent with a first-class office building for which a building permit is not required and which cost (including installation) is in the aggregate less than Twenty Five Thousand Dollars ($25,000.00) per project or series of related projects (as reasonably determined by Landlord), such as painting, carpeting and hanging pictures.

1.22 Costs: any actual costs, damages, claims, liabilities, expenses (including reasonable attorneys’ fees), losses, penalties and court costs.

1.23 Default Rate: the rate per annum which is five hundred basis points (5.00%) higher than the Prime Rate.

1.24 Environmental Default: any of the following when caused by Tenant or any Agent of Tenant: a violation of an Environmental Law; a release, spill or discharge of a Hazardous Material on or from the Premises, the Land or the Building; an environmental condition requiring responsive action; or an emergency environmental condition.

1.25 Environmental Law: any present and future Law and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits and other requirements or guidelines of governmental authorities applicable to the Building or the Land and relating to the environment and environmental conditions or to any Hazardous Material (including CERCLA, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any so-called “Super Fund” or “Super Lien” law, any Law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local Laws, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).

1.26 ERISA: the Employee Retirement Income Security Act of 1974, as amended.

1.27 Event of Bankruptcy: the occurrence, with respect to the Tenant, of any of the following: (a) the Tenant shall have applied for or consented to the appointment of a custodian or receiver; (b) the Tenant shall have liquidated of all or a substantial part of its assets; (c) a custodian shall have been appointed with or without consent of the Tenant; (d) the Tenant shall generally not be paying its debts as they become due; (e) the Tenant shall have made a general assignment for the benefit of its creditors; (f) the Tenant shall have filed a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with its creditors, or shall have taken advantage of any insolvency law, or shall have filed an answer admitting the material allegations of a petition in bankruptcy, reorganization or insolvency proceeding; (g) a petition in bankruptcy shall have been filed against the Tenant and shall not have been dismissed for a period of one hundred twenty (120) consecutive days, or an Order for Relief shall have been entered against the Tenant under the Bankruptcy Code; or (h) an order, judgment or decree shall have been entered without the application, approval or consent of the Tenant by any court of competent jurisdiction appointing a receiver, trustee, custodian or liquidator of the Tenant of a substantial part of its assets and such order, judgment or decree shall have continued unstayed and in effect for any period of one hundred twenty (120) consecutive days.

1.28 Event of Default: any of the following: (a) Tenant’s failure to make when due any payment of the Base Rent, additional rent or other sum, which failure shall continue for a period of five (5) business days after Landlord sends Tenant written notice thereof; (b) Tenant’s failure to perform or observe any covenant or condition of this Lease not otherwise specifically described in Section 19.1 hereof, which failure shall continue for a period of twenty (20) days after Landlord sends Tenant written notice thereof (or such shorter period as is appropriate if such failure is capable of being cured sooner); provided, however, that if such cure cannot reasonably be effected within such twenty (20) day period and

Tenant begins such cure promptly within such twenty (20) day period and is pursuing such cure in good faith and with diligence and continuity during such twenty (20) day period, then, except in the event of an emergency, Tenant shall have such additional time (not to exceed ninety (90) days in total) as is reasonably necessary to effect such cure; (c) Tenant’s failure to take occupancy of the Premises; (d) an Event of Bankruptcy; (e) Tenant’s dissolution or liquidation; (f) any Environmental Default; or (g) any sublease, assignment or mortgage not permitted by Article VII hereof; or (h) Tenant’s failure to pay any sum or perform or observe any covenant or condition of this Lease when required under this Lease (without regard to any grace period otherwise allowed) more than twice during any consecutive twelve (12) month period during the Lease Term. Any notice delivered hereunder may operate as a notice to quit; provided same meets statutory requirements, if any.

1.29 Expiration Date: 11:59 p.m. (local time at the Building) on the last day of the one hundred twenty-third (123rd) full month following the Lease Commencement Date.

1.30 Final Construction Drawings: the Construction Drawings as approved (or deemed approved in accordance with the terms, conditions, and provisions of Exhibit “C” attached hereto and made a part hereof) by Tenant and Landlord.

1.31 Fitness Facility: an un-staffed fitness facility within the Other Building.

1.32 Hazardous Materials: (a) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law or any other applicable Law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (b) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, (c) toxic mold, mildew or any substance that reasonably can be expected to give rise to toxic mold or mildew, or (d) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radiologically-enhanced materials (including any source, special nuclear, or by-product material as defined by the Atomic Energy Act of 1954), medical waste, chlorofluorocarbon, lead or lead-based product, and any other substance whose presence could be detrimental to the Building or the Land or hazardous to health or the environment.

1.33 Holidays: New Year’s Day, Martin Luther King Jr., Day, President’s Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran’s Day, Thanksgiving Day and Christmas Day and any additional holidays commonly recognized by the U.S. Federal Government.

1.34 Improvements Allowance: A sum equal to $1,597,480.00.

1.35 including: including, but not limited to; including, without limitation; and words of similar import.

1.36 Insolvency Laws: the insolvency Laws of any state.

1.37 IRC: Internal Revenue Code of 1986, as amended.

1.38 Land: the real property commonly known as 200 Crossing Boulevard in the Township of Bridgewater, County of Somerset, and State of New Jersey, and designated as Lot 4.01 in Block 552 on the Official Tax Map of the Township of Bridgewater, County of Somerset, and State of New Jersey, all as more particularly described on Exhibit “A” attached hereto and made a part hereof.

1.39 Landlord Insured Parties: Landlord’s advisors, the managing agent of the Building and the holder of any Mortgage, in each case of whom Landlord shall have given notice to Tenant, and any other party that Landlord may reasonably designate in writing from time to time.

1.40 Landlord Notice Address: c/o Piedmont Office Realty Trust, Inc., 11695 Johns Creek Parkway, Suite 350, Johns Creek, GA 30097 Attention: Asset Manager – East Region.

1.41 Landlord Payment Address: WELLS REIT – BRIDGEWATER NJ, LLC, 2129 Collection Center Drive, Chicago, IL 60693. At Landlord’s option upon at least thirty (30) days written notice to Tenant, Tenant shall make all payments by means of electronic transfer of funds.

1.42 Landlord’s Representatives: Landlord’s affiliates, shareholders, partners, directors, officers, employees, agents and representatives.

1.43 Landlord’s Work: As defined in Exhibit “C” attached hereto and made a part hereof.

1.44 Laws: all present and future laws, ordinances (including zoning ordinances and land use requirements), regulations, orders and recommendations (including those made by any public or private agency having authority over insurance rates).

1.45 Lease Commencement Date: 12:01 a.m. (local time at the Building) on the 12:01 a.m. (local time at the Building) on the earlier of: (a) the date on which the work and materials to be provided by Landlord pursuant to Exhibit “C” are substantially complete as determined pursuant to Exhibit “C”, a final, unconditional, and irrevocable certificate of occupancy is issued permitting Tenant to operate its business in the Premises in accordance with the terms, conditions, and provisions of this Lease (provided that such certificate of occupancy shall not be a condition if any act or omission of Tenant has caused the Town of Bridgewater to withhold its issuance), and the Landlord has delivered to the Tenant a Subordination, Non-Disturbance, and Attornment Agreement in accordance with the terms, conditions, and provisions of Article XXI hereof; or (b) the date on which Tenant commences business operations in the Premises. Notwithstanding the foregoing, Tenant shall not have any right to commence use of the Premises unless same are vacant and delivered to Tenant by Landlord. The anticipated Lease Commencement Date is January 16, 2013.

1.46 Lease Term: One hundred twenty-three (123) months, subject to the terms, conditions, and provisions of Section 3.1 hereof.

1.47 Lease Year: a period of twelve (12) consecutive months commencing on the Lease Commencement Date, and each successive twelve (12) month period thereafter; provided, however, that if the Lease Commencement Date is not the first day of a month, then the second Lease Year shall commence on the first day of the month in which the first anniversary of the Lease Commencement Date occurs.

1.48 Mortgages: all mortgages, deeds of trust, ground leases or other security instruments which may now or hereafter encumber any portion of the Building or the Land.

1.49 Move-In Period: the period commencing on the twentieth (20th) day prior to the projected Lease Commencement Date (as reasonably determined by Landlord) and continuing through the day before the Lease Commencement Date, and also including, but with respect to Tenant’s installation of fixtures, furniture systems, information technology systems, and Cabling only, those additional periods prior to the Lease Commencement Date, if any, of a duration and at a time as Landlord shall reasonably determine to be appropriate, for Tenant to install fixtures, furniture systems, information technology systems, and Cabling into the Premises considering the timing and schedule of all construction activities with respect thereto; provided that no access whatsoever shall be permitted unless Tenant shall deliver to Landlord written evidence specifying that Tenant is then carrying all insurance required by this Lease to be carried by Tenant and its contractors.

1.50 Operating Charges: means the Building’s Complex Percentage of Complex Charges and all expenses, charges and fees incurred by or on behalf of Landlord in connection with the management, operation, ownership, maintenance, servicing, insuring and repair, including the following: (1) electricity, gas, water, HVAC (including chilled condenser water), sewer and other utility and service costs, charges and fees (including any tap fees and connection and switching fees) of every type and nature; (2) premiums, deductibles (to the extent reasonable and customary) and other charges for insurance; (3) management fees of not more than three percent (3%) of the adjusted gross revenues of the Building plus amounts that would have been received had there been no rental abatements or other concessions) and personnel costs of the Building (including all fringe benefits, workers’ compensation insurance premiums and payroll taxes); (4) costs of service, equipment rental, access control, landscaping and maintenance contracts; (5) maintenance, repair and replacement expenses and supplies; (6) depreciation/amortization for capital expenditures made by Landlord to reduce operating expenses or to comply with Laws imposed after the date hereof, which shall be charged in annual installments equal to the greater of the savings realized or amortized based upon the useful life of the items for which such costs are incurred, each calendar year such costs are charged to Operating Charges, together with interest, each calendar year such costs are charged to Operating Charges, on the unamortized balance at an interest rate of one percent (1%) in excess of the Prime Rate in effect on January 1 of each calendar year; (7) charges for janitorial and cleaning services and supplies; (8) any business, professional or occupational license tax payable by Landlord with respect to the Building and any association fees; (9) reasonable reserves for replacements, repairs and contingencies; (10) sales, use and personal property taxes payable in connection with tangible personal property and services purchased for and used in connection with the Building; (11) reasonable third party accounting and audit fees relating to the determination of Operating Charges (and tenants’ proportionate shares thereof) and the preparation of statements required by tenant leases; (12) expenses incurred in connection with concierge services provided to the Building (if any); (13) the fair market rental value of any management office (of reasonable and customary size) and fitness facilities in the Building; (14) special assessments, fees, penalties and other charges and costs for transit, transit encouragement traffic reduction programs, or any similar purpose; (15) all costs of operating, maintaining, repairing and replacing equipment in any portion of any fitness facility, (to the extent not offset by separate membership or usage fees imposed by Landlord) roof deck, function room or other amenity of the Building; (16) payments required in connection with a reciprocal easement or similar agreement to which the Landlord is bound; and (17) any other expense incurred by Landlord in arm’s-length transactions in connection with maintaining, repairing or operating the Building. Notwithstanding any provision contained in this Lease to the contrary, Operating Charges (including Complex Charges) shall not include: (i) Real Estate Taxes; (ii) principal or interest payments on any Mortgage; (iii) the costs of special services and utilities separately charged to particular tenants of the Building; (iv) ground lease payments; (v) advertising and promotional expenses directly relating to leasing; (vi) costs for which Landlord is reimbursed by insurance proceeds or from tenants of the Building (other than such tenants’ regular contributions to Operating Charges); (vii) costs directly and solely related to the maintenance and operation of the entity that constitutes the Landlord, such as accounting fees incurred solely for the purpose of reporting Landlord’s financial condition; (viii) costs of repairs, replacements or other work occasioned by fire, windstorm or other casualty, or the exercise by governmental authorities of the right of eminent domain (except a commercially reasonable deductible); (ix) leasing commissions, attorney’s fees, costs, disbursements and other expenses incurred by Landlord or its agents in connection with negotiations for leases with tenants, other occupants or prospective tenants or other occupants of the Building, and similar costs incurred in connection with disputes with and/or enforcement of any leases with tenants, other occupants, or prospective tenants or other occupants of the Building; (x) tenant allowances, tenant concessions, and other costs and expenses (including permit, license and inspection fees) incurred in connection with completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating leased premises for tenants or other occupants, or vacant, leasable space in the Building, including space planning/interior architecture fees and/or engineering for same; (xi) costs or expenses (including fines, penalties and legal fees) incurred due to the violation (as compared to compliance costs) by Landlord, its agents, any tenant (other than Tenant) or other occupant of the Building of any terms and conditions of this Lease or of the leases of other tenants in the Building, and/or of any valid applicable Laws that would not have been incurred but for such violation by Landlord, its agent, tenant, or other occupant, it being intended that each party shall be responsible for the costs resulting from its violation of such leases and Law; (provided that reasonable attorney’s fees to enforce rules and regulations for the Building shall be included in Operating Charges); (xii) penalties for any late payment by Landlord, including taxes and equipment leases; (xiii) compensation paid to clerks, attendants or other persons in commercial concessions (such as a snack bar, restaurant or newsstand, but not including Building amenities such as a fitness center or the parking facilities); (xiv) Landlord’s contributions to charitable organizations; (xv) costs of correcting defects, including any allowances for same, in the original construction of the Building; (xvi) costs in connection with services (including electricity), items or other benefits of a material type which are not available to Tenant without specific charge therefor, but which are provided to another tenant or occupant of the Building, whether or not such other tenant or occupant is specifically charged therefor by Landlord; (xvii) costs or expenses for sculpture, paintings or other works of art, including costs incurred with respect to the purchase, ownership, leasing, showing, promotion, securing, repair and/or maintenance of same, other than normal building decorations customary in buildings comparable to the Building; (xviii) costs arising from the presence of Hazardous Materials in, about or below the Land or the Building (including any Hazardous Materials brought to, deposited on or disposed of at the Building by Landlord or Landlord’s Agents, but excluding those Hazardous Materials utilized in connection with the operation, maintenance and repair of the Building in the ordinary course and those brought, deposited or disposed of by Tenant or Tenant’s Agents with respect to its use or occupancy of space in the Building); (xix) any charge for depreciation of the Building or equipment; (xx) any charge for Landlord’s net income tax, excess profit taxes, franchise taxes or similar taxes on Landlord’s business; (xxi) personal or limited liability company taxes; (xxii) costs incurred by Landlord in connection with the refinancing of any mortgage encumbering the Project; (xxiii) costs incurred by Landlord for which Landlord subsequently receives reimbursement by a third party; (xxiv) material changes or additions to the Building or Common Areas which by generally accepted accounting principles should be capitalized; (xxv) insurance premiums to the extent any lessee (other than Tenant) whose special or unusual use causes Landlord’s existing insurance premiums to increase or requires Landlord to purchase additional insurance; (xxvi) any compensation representing an amount paid to an Affiliate of Landlord which is materially in excess of market rates for such services; (xxvii) payments for rented items, the cost of which would constitute a capital expenditure if the equipment were purchased; (xxviii) costs of overtime or other costs incurred by Landlord to cure its default under the Lease or incurred by reason of the gross negligence or misconduct of Landlord or a lessee or their respective agents, invitees, employees or contractors, including costs associated with death or injury to persons, damage to or loss of property, or use of deficient building materials; (xxix) any costs associated with a change of ownership, including financing or refinancing the transfer of an interest in the Building or in Landlord, or related costs; (xxx) costs for which Landlord has been compensated by a management fee; (xxxi) costs associated with storage space if such space is utilized exclusively by other lessees; (xxxii) costs associated with repairs, restoration or other work occasioned by Force Majeure; (xxxiii) interest or penalties as a result of a late payment by Landlord of any Operating Charges; (xxxiv) utility costs for which any lessee directly contracts with a third party,

(xxxv) costs for uniforms, supplies, tools and equipment; (xxxvi) costs of inspecting machinery and equipment; and (xxxvii) maintenance, replacement and insurance costs for any Building Structure and Systems that do not service the Premises. Any charge, fee or expense included in Complex Charges shall not be included in another category of Operating Charges, it being agreed that Landlord shall not double-bill Tenant for any Complex Charges.

1.51 Operating Charges Base Amount: the Operating Charges incurred during the Operating Charges Base Year.

1.52 Operating Charges Base Year: the first (1st) Lease Year.

1.53 Other Building. The Building is operated as part of a complex with a second building located on the Adjacent Land which is commonly known as 400 Bridgewater Crossing.

1.54 Parking Facility: the parking facility at the Building.

1.55 Permit Allotment: One hundred thirty-six (136) monthly parking permits (based on three and four-tenths (3.4) permits for each one thousand (1,000) square feet of rentable area in the Premises).

1.56 Premises: deemed to contain thirty-nine thousand nine hundred thirty-seven (39,937) square feet of rentable area, comprised of the entire third (3rd) floor of the Building, all as more particularly designated on Exhibit “B” attached hereto and made a part hereof.

1.57 Prime Rate: the prime rate published in the Money Rates section of the Wall Street Journal.

1.58 Proposed Sublease Commencement Date: the anticipated commencement date of the proposed assignment, subletting or other transaction.

1.59 Proposed Sublet Space: the area proposed to be assigned, sublet or otherwise encumbered.

1.60 Real Estate Taxes: (1) all real estate taxes, vault and/or public space rentals, business district or arena taxes, special user fees, rates and assessments (including general and special assessments, if any), ordinary and extraordinary, foreseen and unforeseen, which are imposed upon Landlord or assessed against the Building or the Land, or Landlord’s personal property used in connection therewith; (2) any other present or future taxes or charges that are imposed upon Landlord or assessed against the Building which are in the nature of or in substitution for real estate taxes, including any tax levied on or measured by the gross rents payable by tenants of the Building, any public safety fee or similar charge, any transit, sales, rental, use, receipts or occupancy tax or fee, and any assessment imposed in connection with business improvement or similar districts; and (3) reasonable expenses (including reasonable attorneys’ and consultants’ fees and court costs) incurred in reviewing, protesting or seeking a reduction or abatement of, or defending or otherwise participating in any challenge to, real estate taxes, whether or not such protest or reduction is ultimately successful (provided, however, that such review, protest, or reduction attempt is undertaken in good faith by Landlord with the reasonable expectation to reduce Real Estate Taxes for the Building). Real Estate Taxes shall not include any inheritance, estate, gift, franchise, corporation, net income or net profits tax assessed against Landlord from the operation of the Building, or any interest charges or penalties incurred as a result of Landlord’s failure to timely pay Real Estate Taxes (provided that if the taxing authority permits a taxpayer to elect to pay in installments, then, for purposes of determining the amount of Real Estate Taxes, if Landlord so elects to pay in installments, all interest charges shall be deemed Real Estate Taxes).

1.61 Real Estate Taxes Base Amount: the Real Estate Taxes incurred during the Real Estate Taxes Base Year.

1.62 Real Estate Taxes Base Year: the first (1st) Lease Year.

1.63 Reconciliation Statement: a reasonably detailed written statement showing (1) Tenant’s Proportionate Share of the amount by which Operating Charges or Real Estate Taxes, as applicable, incurred during the preceding calendar year exceeded, respectively, the Operating Charges Base Amount or the Real Estate Taxes Base Amount and (2) the aggregate amount of Tenant’s estimated payments made on account of Operating Charges and Real Estate Taxes during such year.

1.64 Rent Commencement Date: The date which is ninety (90) days following the Lease Commencement Date, anticipated to be March 16, 2013.

1.65 Security Deposit: The letter of credit referenced in Section 11.1 in the initial amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00), which may be reduced in accordance with Exhibit “H” attached hereto and made a part hereof.

1.66 Structural and System Alterations: any Alteration that will or may necessitate any changes, replacements or additions to the load-bearing or exterior walls, non-drop ceilings, partitions (load-bearing or non-demising), columns or floor, or to the fire protection, water, sewer, electrical, mechanical, plumbing, HVAC or other base building systems, of the Premises or the Building.

1.67 Tenant Items: all non-Building standard supplemental heating, ventilation and air conditioning equipment and systems serving exclusively the Premises and any special tenant areas, facilities and finishes, any special fire protection equipment, any telecommunications, security, data, computer and similar equipment, cabling and wiring, kitchen/galley equipment and fixtures, all other furniture, furnishings, equipment and systems of Tenant and all Alterations.

1.68 Tenant Notice Address: At all times prior to the Lease Commencement Date: Dendreon Corporation, 1301 2nd Avenue, Seattle, Washington, 98101, Attention: Legal Department, with a copy to Reed Smith LLP, Princeton Forrestal Village, 136 Main Street, Suite 250, Princeton, New Jersey 08540, Attention: Nicholas J. Valvanis, Esq.; and at all times following the Lease Commencement Date: Dendreon Corporation, 200 Crossing Boulevard, Bridgewater, New Jersey 08807, Attn: Legal Department, with a copy to Reed Smith LLP, Princeton Forrestal Village, 136 Main Street, Suite 250, Princeton, New Jersey 08540, Attention: Nicholas J. Valvanis, Esq.

1.69 Tenant’s Proportionate Share: A percentage calculated to be equal to the rentable area of the Premises divided by the Total Area of the Building. The Landlord and the Tenant agree that the Tenant’s Proportionate Share is calculated on the date hereof to be 13.43%.

1.70 Tenant’s Sublease Request Notice: a notice to Landlord containing: the identity of a proposed assignee, subtenant or other party and its business; the terms of the proposed assignment, subletting or other transaction (including a copy of the proposed document for same); the Proposed Sublease Commencement Date; the Proposed Sublet Space; financial statements for the prior two (2) years certified by an authorized officer of Tenant or a certified public accounting firm, or other evidence of financial responsibility of such proposed assignee, subtenant to other party; and a certification executed by Tenant and such party stating whether or not any premium or other consideration is being paid for the assignment, sublease or other transaction.

1.71 Trustee: a trustee-in-bankruptcy of Tenant under a Case.

ARTICLE II

PREMISES

2.1 Tenant leases the Premises from Landlord for the term and upon the conditions and covenants set forth in this Lease. Except as may otherwise be expressly provided in this Lease and as may be expressly permitted by the Landlord in writing from time to time, the lease of the Premises does not include the right to use the roof, mechanical rooms, electrical closets, janitorial closets, telephone rooms, parking areas or non-common or non-public areas of any portion of the Building, whether or not any such areas are located within the Premises. However, Tenant shall have the non-exclusive right to use: (1) the plenums, risers, electrical closets, telephone rooms, ducts or pipes on or serving the floor on which the Premises are located (other than those installed for another tenant’s exclusive use and provided Tenant shall have such utilization in no greater proportion than the ratio by which the square feet of rentable area in the Premises compares to the square feet of rentable area in the Building) in accordance with plans and specifications to be approved by Landlord in its reasonable discretion; (2) the Parking Facility in accordance with Article XXIV hereof; and (3) any mechanical rooms, electrical closets and telephone rooms located within the Premises, for the purpose for which they were intended, but only with Landlord’s prior consent (except to the extent that such rooms and closets contain no system, wiring or other item related to either the Building Structure and Systems or to a structure or system of any tenant or occupant other than Tenant, in which case no such prior consent of Landlord shall be required for use by Tenant’s on-site, properly licensed and trained technicians) and strictly in accordance with Landlord’s rules, regulations and requirements in connection therewith.

ARTICLE III

TERM

3.1 (a) All of the provisions of this Lease shall be in full force and effect from and after the date first above written. The Lease Term shall commence on the Lease Commencement Date and expire at 11:59 P.M. on the Lease Expiration Date. If the Lease Commencement Date is not the first day of a month, then the Lease Term shall be the period set forth in Section 1.47 plus the partial month in which the Lease Commencement Date occurs. The Lease Term shall also include any properly exercised renewal or extension of the term of this Lease.

(a) Provided no Event of Default by Tenant has occurred under this Lease, Tenant shall have the right to install in the Premises, during the Move-In Period only, Tenant’s Cabling and other furniture, furnishings, inventory, equipment, or trade fixtures, subject to all applicable terms and conditions of this Lease. The Landlord will promptly inform Tenant of Landlord’s good faith determination of the projected Lease Commencement Date for the purposes of determining the commencement of the Move-In Period. Neither Tenant nor any Agent of Tenant shall enter the Premises during those times that Landlord determines such entry will unreasonably interfere with activities of Landlord or Landlord’s Agents, and, in such event, Landlord shall notify Tenant of specific times during which Tenant may make such entry. Any and all activity by Tenant or any Agent of Tenant prior to the Lease Commencement Date shall be coordinated with Landlord and its general contractor to ensure that such activity does not interfere with any other work. If Landlord determines that any such interference is occurring, then Landlord shall have the right to require the removal of the offending party from the Premises (with Tenant having no right to assert that the Lease Commencement Date or Tenant’s other obligations are affected thereby). During the Move-In Period, neither Tenant nor any of its Agents shall unreasonably delay or otherwise inhibit work being performed by Landlord or Landlord’s Agents. Notwithstanding anything in this Lease to the contrary: (a) Landlord shall have no responsibility with respect to any items placed in the Premises by Tenant or any Agent prior to the Lease Commencement Date; and (b) all of the provisions of this Lease (including all insurance, indemnity and utility provisions (except, with respect to utility consumption during the Move-In Period, Tenant shall only be responsible for excess utilities or utilities used outside of Building Hours)) shall apply during the Move-In Period, except that during such period (i) Tenant shall not be obligated to pay Base Rent or Tenant’s Proportionate Share of Operating Charges and Real Estate Taxes and (ii) Landlord shall not be obligated to provide any utility, service or other item in excess of those customarily provided to or for the benefit of a premises in order for Landlord to perform its building standard initial improvement work thereto.

3.2 Promptly after the Lease Commencement Date is ascertained, Landlord and Tenant shall execute the certificate attached to this Lease as Exhibit “E”. Failure to execute said certificate shall not affect the commencement or expiration of the Lease Term.

3.3 (a) It is presently anticipated that the Premises will be delivered to Tenant on or about the Anticipated Delivery Date; provided, however, that if Landlord does not deliver possession of the Premises by such date, Landlord shall not have any liability whatsoever, and this Lease shall not be rendered void or voidable, as a result thereof.

(b) If the Lease Commencement Date does not occur on or before the April 16, 2013, then, provided no Event of Default has occurred, Landlord shall grant to Tenant, as its sole and exclusive remedy, a rent abatement equal to one hundred percent (100%) of the per diem Base Rent payable during the first Lease Year for each day during the period commencing on April 16th and continuing through the day before the Lease Commencement Date. Notwithstanding any of the foregoing to the contrary, Tenant shall not be entitled to such a rent abatement with respect to any delays in the Lease Commencement Date that are caused by any of the factors or causes described in Section 25.20 hereof or any delay caused by Tenant or any Agent of Tenant (including those specified in Paragraph 6(b) of Exhibit “C”).

3.4 If the Lease Commencement Date does not occur on or before July 16, 2013, then, provided that no Event of Default exists under this Lease and except as otherwise provided below, Tenant shall have the right, as its sole and exclusive remedy (subject to Section 3.3(b) above), to terminate this Lease by delivering written notice of the exercise of such right to Landlord. Such right of termination may be exercised by Tenant only during the period commencing on July 16, 2013 and continuing through the tenth (10th) business day thereafter, and if such right is not exercised by Tenant by said tenth (10th) business day, such right shall thereafter lapse and be of no further force or effect. If this Lease is terminated pursuant to this subsection, then neither party shall have any further obligations or liability hereunder to the other party; provided, however, that Landlord shall promptly return the letter of credit and refund any advance rent previously deposited by Tenant with Landlord in accordance with the provisions of this Lease. Notwithstanding the foregoing to the contrary, the Outside Delivery Date shall be extended on a day-for-day basis for each day the Lease Commencement Date is delayed as a result of any of the factors or causes described in Section 25.20 hereof or any delay caused by Tenant or any Agent of Tenant (including those specified in Paragraph 6(b) of Exhibit “C”).

ARTICLE IV

BASE RENT

4.1 From and after the Rent Commencement Date, Tenant shall pay the Base Rent in equal monthly installments in advance on the first day of each month during a Lease Year.

4.2 Concurrently with Tenant’s execution of this Lease, Tenant shall pay an amount equal to one (1) monthly installment of the Base Rent payable during the first Lease Year, which amount shall be credited toward the monthly installment of Base Rent payable for the first (1st) full calendar month of the Lease Term following the Rent Commencement Date. If the Rent Commencement Date is not the first day of a month, then the Base Rent from the Rent Commencement Date until the first day of the following month shall be prorated on a per diem basis at the rate of one-thirtieth (1/30th) of the monthly installment of the Base Rent payable during the first Lease Year, and Tenant shall pay such prorated installment of the Base Rent on the Rent Commencement Date.

4.3 All sums payable by Tenant under this Lease shall be paid to Landlord in legal tender of the United States, without setoff, deduction or demand, except as otherwise provided herein, at the Landlord Payment Address, or to such other party or such other address as Landlord may designate in writing. Landlord’s acceptance of rent after it shall have become due and payable shall not excuse a delay upon any subsequent occasion or constitute a waiver of any of Landlord’s rights hereunder. If any sum payable by Tenant under this Lease is paid by check which is returned due to insufficient funds, stop payment order, or otherwise, then: (a) such event shall be treated as a failure to pay such sum when due; and (b) in addition to all other rights and remedies of Landlord hereunder, Landlord shall be entitled (i) to impose a returned check charge of Fifty Dollars ($50.00) to cover Landlord’s administrative expenses and overhead for processing, and (ii) to require that all future payments be remitted by wire transfer, money order, or cashier’s or certified check.

4.4 Landlord and Tenant agree that no portion of the Base Rent or other payment for the use or occupancy of the Premises is or shall be based in whole or in part on the net income or profits derived by the Tenant, any permitted assignee or sublessee of Tenant or any other person or entity from the Building or the Premises.

ARTICLE V

OPERATING CHARGES AND REAL ESTATE TAXES

5.1 (a) From and after the first (1st) anniversary of the Lease Commencement Date, Tenant shall pay as additional rent Tenant’s Proportionate Share of the amount by which Operating Charges for each calendar year falling entirely or partly within the Lease Term exceed the Operating Charges Base Amount.

(b) Notwithstanding any other provision herein to the contrary, if less than ninety-five percent (95%) of the Building is occupied during the Operating Charges Base Year or any Lease Year after the Operating Charges Base Year, then Operating Charges shall be computed for both the Operating Charges Base Year and any such Lease Year as though the Building had been ninety-five (95%) occupied during the Operating Charges Base Year and any such Lease Year; including, if any tenant is separately paying for (or does not require) electricity, janitorial or other utilities or services furnished to its premises, then Landlord shall include such amounts in its calculation of Operating Charges for such Lease Year and/or the Operating Charges Base Year, as applicable.

(c) Tenant shall make estimated monthly payments to Landlord on account of the amount by which Operating Charges that are expected to be incurred during each calendar year (or portion thereof) would exceed the Operating Charges Base Amount. On or prior to March 31st of each calendar year after the Lease Commencement Date, or as soon thereafter as is practicable, but in no event later than May 31st, Landlord shall submit a reasonably detailed written statement setting forth Landlord’s reasonable estimate of such excess and Tenant’s Proportionate Share thereof. Tenant shall pay to Landlord on the first day of each month following receipt of such statement, until Tenant’s receipt of the succeeding annual statement, an amount equal to one-twelfth (1/12) of each such share (estimated on an annual basis without proration pursuant to Section 5.3). On or prior to March 31st of each calendar year after the Lease Commencement Date, or as soon thereafter as is practicable, but in no event later than May 31st, Landlord shall submit a Reconciliation Statement for Operating Charges. If such Reconciliation Statement indicates that the aggregate amount of such estimated payments exceeds Tenant’s actual liability, then Landlord shall credit the net overpayment toward Tenant’s next installment(s) of rent due under this Lease, or, if the Lease Term has expired or will expire before such credit can be fully applied, or if Tenant is not otherwise liable to Landlord for further payment, Landlord shall reimburse Tenant for the amount of such overpayment within thirty (30) days. If such statement indicates that Tenant’s actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as additional rent.

5.2 (a) From and after the first (1st) anniversary of the Lease Commencement Date, Tenant shall pay as additional rent Tenant’s Proportionate Share of the amount by which Real Estate Taxes exceed the Real Estate Taxes Base Amount. Tenant shall not initiate or participate in any contest of Real Estate Taxes with the governmental entity assessing such tax without Landlord’s prior written consent. The Landlord hereby represents and warrants that, as of the date of this Lease, the Land and the Building are separately and independently assessed for Real Estate Tax purposes.

(b) Tenant shall make estimated monthly payments to Landlord on account of the amount by which Real Estate Taxes that are expected to be incurred during each calendar year would exceed the Real Estate Taxes Base Amount. On or prior to March 31st of each calendar year after the Lease Commencement Date, or as soon thereafter as is practicable, but in no event later than May 31st, Landlord shall submit a reasonably detailed written statement setting forth Landlord’s reasonable estimate of such amount and Tenant’s Proportionate Share thereof. Tenant shall pay to Landlord on the first day of each month following receipt of such statement, until Tenant’s receipt of the succeeding annual statement, an amount equal to one-twelfth (1/12) of such share (estimated on an annual basis without proration pursuant to Section 5.3). On or prior to March 31st of each calendar year after the Lease Commencement Date, or as soon thereafter as is practicable, but in no event later than May 31st, Landlord shall submit a Reconciliation Statement for Real Estate Taxes showing (1) Tenant’s Proportionate Share of the amount by which Real Estate Taxes incurred during the preceding calendar year exceeded the Real Estate Taxes Base Amount, and (2) the aggregate amount of Tenant’s estimated payments made during such year. If such Reconciliation Statement indicates that the aggregate amount of such estimated payments exceeds Tenant’s actual liability, then Landlord shall credit the net overpayment toward Tenant’s next installment(s) of rent due under this Lease, or, if the Lease Term hereof has expired or will expire before such credit can be fully applied, of if Tenant is not otherwise liable for further payment, Landlord shall reimburse Tenant for the amount of such overpayment within thirty (30) days. If such statement indicates that Tenant’s actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as additional rent.

5.3 If the Lease Term commences or expires on a day other than the first day or the last day of a calendar year, respectively, then Tenant’s liabilities pursuant to this Article V for such calendar year shall be apportioned by multiplying the respective amount of Tenant’s Proportionate Share thereof for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Lease Term, and the denominator of which is three hundred sixty-five (365).

5.4 For the protection of Tenant, Landlord shall maintain books of account which shall be open to Tenant and its representatives at all reasonable times so that Tenant can determine that such Operating Charges and Real Estate Taxes have, in fact, been paid or incurred. Tenant’s representatives shall mean only (a) Tenant’s employees or (b) a Certified Public Accounting firm, and neither Tenant’s employees nor any Certified Public Accounting firm shall be permitted to (1) perform such inspection and/or audit on a contingency basis, or (2) perform such an inspection and/or audit for any other tenant in the Building. At Landlord’s request, Tenant shall execute a confidentiality agreement reasonably acceptable to Landlord prior to any examination of Landlord’s books and records. In the event Tenant disputes any one or more of said charges, Tenant shall attempt to resolve such dispute with Landlord, provided that if such dispute shall not be satisfactorily settled between Landlord and Tenant, the dispute shall be referred by either party to an independent Certified Public Accountant to be mutually agreed upon, and if such an accountant cannot be agreed upon, The American Arbitration Association may be asked by either party to select an arbitrator, whose decision on the dispute will be final and binding upon both parties, who shall jointly share any cost of such arbitration. Pending resolution of said dispute the Tenant shall pay to Landlord the sum so billed by Landlord subject to its ultimate resolution as aforesaid. The cost of any such review of Landlord’s books of account shall be borne solely by the Tenant; provided however, if it is determined that the Landlord has overstated such Operating Charges and/or Real Estate Taxes by more than five percent (5%), the Landlord shall pay the reasonable out-of-pocket cost of such audit or review within thirty (30) days of Tenant’s request, which costs shall not exceed $2,000.00.

5.5 Once Landlord shall have finally determined said Operating Charges and Real Estate Taxes at the expiration of a Lease Year, then as to the item so established, Tenant shall only be entitled to dispute said charge as finally established for a period of six (6) months after such charge is finally established, and Lessee specifically waives any right to dispute any such charge at the expiration of said six (6) month period.

ARTICLE VI

USE OF PREMISES

6.1 Tenant shall use and occupy the Premises solely for any lawful general (non-medical and non-governmental) office purposes compatible with first class office buildings in the Building’s submarket, and for no other use or purpose. Tenant shall not use or occupy the Premises for any unlawful purpose, or in any manner that will violate the certificate of occupancy for the Premises or the Building, or that will constitute waste, nuisance or unreasonable annoyance to Landlord or any other tenant or user of the Building, or in any manner that will increase the number of parking spaces required for the Building or its full occupancy as required by law. Landlord shall comply with all Laws to the extent the same apply directly to the Building Structure and Systems and Common Areas as a whole. Tenant shall comply with all Laws concerning the use, occupancy and condition of the Premises and all machinery, equipment, furnishings, fixtures and improvements therein, all in a timely manner at Tenant’s sole expense. If any Law requires an occupancy or use permit or license for the Premises or the operation of the business conducted therein, then Tenant shall obtain and keep current such permit or license at Tenant’s expense and shall promptly deliver a copy thereof to Landlord. The Landlord hereby agrees to cooperate with the Tenant, at Tenant’s expense, to obtain any such occupancy or use permits or licenses for the Premises necessary for the lawful operation of the Tenant’s business. Use of the Premises is subject to all covenants, conditions and restrictions of record. Tenant shall not use any space in the Building or the Land for the sale of goods to the public at large or for the sale at auction of goods or property of any kind. Tenant shall not conduct any operations, sales, promotions, advertising or special events outside the Premises, in the Building or on the Land.

6.2 Tenant shall pay before delinquency any business, rent or other taxes or fees that are now or hereafter levied, assessed or imposed upon Tenant’s use or occupancy of the Premises, the conduct of Tenant’s business at the Premises, or Tenant’s equipment, fixtures, furnishings, inventory or personal property unless the Tenant is contesting the amount of such taxes or fees in accordance with applicable Laws. If any such tax or fee is enacted or altered so that such tax or fee is levied against Landlord or so that Landlord is responsible for collection or payment thereof, then Tenant shall pay as additional rent the amount of such tax or fee.

6.3 To the best of Landlord’s knowledge, as of the date of this Lease, the Premises do not contain any Hazardous Materials in violation of Environmental Laws. Tenant shall not allow, cause or permit any Hazardous Materials to be generated, used, treated, released, stored or disposed of in or about the Building or the Land, provided that Tenant may use and store normal and reasonable quantities of standard cleaning and office materials in the Premises as may be reasonably necessary for Tenant to conduct normal general office use operations in the Premises so long as such materials are properly, safely and lawfully stored and used by Tenant in compliance with all Laws. At the expiration or earlier termination of this Lease, with respect to conditions existing on account of Tenant’s use or occupancy of the Premises or any action or inaction of Tenant or any Agent of Tenant (it being understood that the term “inaction” as used in this Section shall not impose upon Tenant any obligation to remove Hazardous Materials existing in the Premises as of or after the Lease Commencement Date which were introduced into the Premises by anyone other than Tenant or any Agent of Tenant, unless such condition is knowingly aggravated as a result of Tenant’s use or occupancy of the Premises), Tenant shall surrender the Premises to Landlord free of Hazardous Materials used by Tenant during its occupancy of the Premises and in compliance with all Environmental Laws. For purposes of clarity, Landlord is and shall remain solely responsible for the removal of any existing or non-Tenant introduced Hazardous Materials. Tenant shall: (i) give Landlord immediate verbal and follow-up written notice of any actual or threatened Environmental Default with respect to conditions existing on account of Tenant’s use or occupancy of the Premises or any action or inaction of Tenant or any Agent of Tenant, which Environmental Default Tenant shall cure in accordance with all Environmental Laws and upon written notice to the Landlord; and (ii) promptly deliver to Landlord copies of any notices or other items received from or submitted to any governmental or quasi-governmental agency, or any claim instituted or threatened by any third party, concerning the Premises, the occupancy or use thereof, or the existence or potential existence of Hazardous Materials therein. Upon any Environmental Default, in addition to all other rights available to Landlord under this Lease, at law or in equity, Landlord shall have the right but not the obligation to immediately enter the Premises, to supervise and approve any actions taken by Tenant to address the Environmental Default, and, if Tenant fails to immediately address same in accordance with this Lease, to perform, with respect to conditions existing on account of Tenant’s use or occupancy of the Premises or any action or inaction of Tenant or any Agent of Tenant, at Tenant’s sole cost and expense, any lawful action necessary to address same.

ARTICLE VII

ASSIGNMENT AND SUBLETTING

7.1 Tenant shall not assign, transfer or otherwise encumber (collectively, “assign”) this Lease or all or any of Tenant’s rights hereunder or interest herein, or sublet or permit anyone to use or occupy (collectively, “sublet”) the Premises or any part thereof, without obtaining the prior written consent of Landlord, which consent may be withheld or granted in Landlord’s reasonable discretion (subject to the remainder of this Article VII). Notwithstanding any of the foregoing to the contrary, provided no Event of Default exists under this Lease, and subject to Landlord’s rights and Tenant’s obligations pursuant to the terms, conditions and provisions of Sections 7.3, 7.4 and 7.5 below, Landlord shall not unreasonably withhold, condition or delay its consent to any proposed subletting of the entire or any portion of the Premises or assignment of the Lease in its entirety; provided, however, that Landlord shall respond to Tenant’s request (by approving or disapproving same) within twenty (20) days after receiving Tenant’s Sublease Request Notice. If Landlord denies consent to the proposed sublet or assignment, Landlord’s notice shall specify the reasons for Landlord’s disapproval. If Landlord fails to respond within such twenty (20) day period, Tenant may deliver a written notice to Landlord, demanding that Landlord either deny or grant consent to its request. If Landlord fails to respond within ten (10) business days after receipt of such written notice, Landlord shall be deemed to have approved the sublet or assignment, as the case may be. For purposes of the immediately preceding sentence, it shall be reasonable for Landlord to withhold its consent if, for example: (i) the proposed subtenant or assignee is engaged in a business, or the Premises will be used in a manner, that is inconsistent with the first-class image of the Building; or (ii) Landlord is not reasonably satisfied with the financial condition of the proposed subtenant or assignee; or (iii) the proposed use of the Premises is not in compliance with the terms, conditions and provisions of Article VI hereof, or is not compatible with the other uses within, and the terms of other leases with respect to, the Building; or (iv) such proposed sublease or assignment would cause the aggregate number of rentable square feet sublet or assigned under such sublease and all other subleases with respect to the Premises to exceed fifty percent (50%) of the total number of rentable square feet in the Premises as of the Lease Commencement Date; or (v) the initial Tenant does not remain fully liable as a primary obligor for the payment of all rent and other charges payable by Tenant under this Lease and for the performance of all other obligations of Tenant under this Lease; or (vi) the proposed subtenant or assignee is a governmental or quasi-governmental agency; or (vii) the holders of Mortgages encumbering the Building shall fail to consent (Landlord hereby agreeing to use commercially reasonable efforts to obtain such consent if Landlord approves such transaction); or (viii) the proposed subtenant or assignee is either (A) an existing tenant of the Building (or any parent, subsidiary or affiliate thereof) if Landlord has adequate space available in the Building for a comparable term, or (B) for a period of forty-five (45) days following the submission of a written proposal for the lease of space (and thereafter if a mutual agreement such as a letter of intent is executed within such period), any other person or entity with which Landlord is in the process of negotiating for the rental of space in the Building that is still available as of the date of Tenant’s Sublease Request Notice. No assignment or right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent of Landlord. Any attempted assignment, transfer or other encumbrance of this Lease or all or any of Tenant’s rights hereunder or interest herein, and any sublet or permission to use or occupy the Premises or any part thereof not in accordance with this Article VII, shall be void and of no force or effect. Any assignment or subletting, Landlord’s consent thereto, the listing or posting of any name other than Tenant’s, or Landlord’s collection or acceptance of rent from any assignee or subtenant shall not be construed either as waiving or releasing Tenant from any of its liabilities or obligations under this Lease as a principal and not as a guarantor or surety, or as relieving Tenant or any assignee or subtenant from the obligation of obtaining Landlord’s prior written consent to any subsequent assignment or subletting. As security for this Lease, Tenant hereby assigns to Landlord the rent due from any assignee or subtenant of Tenant. During any period that there exists an uncured Event of Default under this Lease, Tenant hereby authorizes each such assignee or subtenant to pay said rent directly to Landlord upon receipt of notice from Landlord specifying same. Landlord’s collection of such rent shall not be construed as an acceptance of such assignee or subtenant as a tenant. Tenant shall not mortgage, pledge, hypothecate or encumber (hereinafter, collectively “mortgage”) this Lease without Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole and absolute discretion. Tenant shall pay to Landlord an administrative fee equal to seven hundred fifty dollars ($750.00) plus all other actual, reasonable, out-of-pocket costs and reasonable third party expenses (including reasonable attorneys’ fees and accounting costs) incurred by Landlord in connection with Tenant’s request for Landlord to give its consent to any assignment, subletting, or mortgage with respect to an assignee, subtenant or mortgagee that is not an Affiliate of the Tenant, and Landlord’s receipt of such sum shall be a condition to Landlord providing such consent. Any sublease, assignment or mortgage shall, at Landlord’s option, be effected on forms reasonably acceptable to the Landlord. Tenant shall deliver to Landlord a fully-executed copy of each agreement evidencing a sublease, assignment or mortgage, and Landlord’s consent thereto, within ten (10) days after execution thereof.

7.2 Notwithstanding anything contained in this Article VII to the contrary, provided no Event of Default exists hereunder, Tenant may, upon not less than ten (10) days’ prior written notice to Landlord (which notice shall contain a written certificate from Tenant stating the legal and beneficial relationship of Tenant and the proposed assignee, transferee or subtenant) but without Landlord’s prior written consent and without being subject to Landlord’s rights and Tenant’s obligations set forth in Section 7.4 and Section 7.5 below, assign or transfer its entire interest in this Lease or sublease the entire or any portion of the Premises to an Affiliate of Tenant. In the event of any such assignment or subletting, Tenant shall remain fully liable as a primary obligor for the payment of all rent and other charges required hereunder and for the performance of all obligations to be performed by Tenant hereunder.

7.3 If at any time during the Lease Term Tenant desires to assign, sublet or mortgage all or part of this Lease or the Premises, then in connection with Tenant’s request to Landlord for Landlord’s consent where required, Tenant shall give to Landlord a Tenant’s Sublease Request Notice.

7.4 In the event of an assignment wherein the assignee posts a substitute letter of credit in the amount of the Security Deposit, Landlord agrees to thereafter promptly return Tenant’s letter of credit to Tenant.

7.5 If any sublease or assignment (whether by operation of law or otherwise, including an assignment pursuant to the Bankruptcy Code or any Insolvency Law) provides that the subtenant or assignee thereunder is to pay any amount in excess of the sum of (a) the rent and other charges due under this Lease plus (b) the reasonable out-of-pocket expenses (excluding, however, any costs attributable to vacancy periods or “downtime”) reasonably incurred by Tenant in connection with the procurement of such sublease, assignment or other transfer (which expenses shall be amortized on a straight-line basis over the initial sublease term for the purposes hereof), then, whether such net excess be in the form of an increased monthly or annual rental, or any form of payment having the effect of a “disguised” rental payment (and if the subleased or assigned space does not constitute the entire Premises, the existence of such excess shall be determined on a pro-rata basis), Tenant shall pay to Landlord, along with Base Rent, fifty percent (50%) of any such net excess or other premium, which amount shall be calculated and paid by Tenant to Landlord on a monthly basis as additional rent. Notwithstanding the foregoing, Landlord is not intending to receive any amounts considered to be payment for the sale, transfer of lease of Tenant Items or based on the net income or profits of Tenant or any subtenant. Acceptance by Landlord of any payments due under this Section shall not be deemed to constitute approval by Landlord of any sublease or assignment, nor shall such acceptance waive any rights of Landlord hereunder. Landlord shall have the right to inspect and audit Tenant’s books and records relating to any sublease or assignment.

7.6 All restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee, licensee, concessionaire or other occupant or transferee, and Tenant shall cause such person to comply with such restrictions and obligations. Any assignee shall be deemed to have assumed obligations as if such assignee had originally executed this Lease and at Landlord’s request shall execute promptly a document confirming such assumption. Each sublease is subject to the condition that if the Lease Term is terminated or Landlord succeeds to Tenant’s interest in the Premises by voluntary surrender or otherwise, at Landlord’s option the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the then executory terms of such sublease.

7.7 Notwithstanding anything to the contrary herein, in the event that Tenant proposes to assign the Lease to an entity with (a) a tangible net worth valuation by a third party of $500 million, (b) a market capitalization of $500 million, and (c) such entity posts a letter of credit in the amount of Tenant’s letter of credit, Tenant shall be released from future liability accruing under the Lease.

ARTICLE VIII

MAINTENANCE AND REPAIRS

8.1 Tenant, at Tenant’s sole cost and expense, shall promptly make all non-structural repairs and replacements, and perform all non-structural maintenance, in and to the Premises to keep the Premises in good operating condition and repair, in a clean, safe and tenantable condition, and otherwise in accordance with all Laws and the requirements of this Lease. Tenant shall likewise maintain all trade fixtures, furnishings and equipment located in, or exclusively serving, the Premises and make all required repairs and replacements thereto. Tenant shall also maintain, repair and replace, at Tenant’s sole cost and expense, the Tenant Items and shall keep in force customary maintenance and service contracts therefor. Tenant shall give Landlord prompt written notice of any defects or damage to the structure of, or equipment or fixtures in, the Building or any part thereof, or any mold or moisture condition, of which Tenant has actual knowledge. Tenant shall suffer no waste or injury to any part of the Premises, and shall, at the expiration or earlier termination of the Lease Term, surrender the Premises in broom clean condition, subject to ordinary wear and tear and as otherwise provided in Article XIII or Article XVII hereof. Except as otherwise provided in Article XVII hereof, all injury, breakage and damage to the Premises and to any other part of the Building or the Land caused by any act or omission of Tenant or any Agent of Tenant, (i) shall be, with respect to repairs to Building Structure and Systems, the Building, or the Land, repaired by Landlord at the Tenant’s cost and expense with respect to any repairs to Building Structure and Systems and (ii) shall be, with respect to non-structural repairs to the Premises and/or Tenant Items, repaired by the Tenant at Tenant’s expense, except that if either an emergency condition exists or the Lease Term has expired or Tenant fails to commence and diligently prosecute to completion repair of any such injury, breakage or damage within a reasonable period (not to exceed ten (10) days) following Tenant’s receipt of notice from Landlord, then Landlord shall have the right at Landlord’s option to make any such repair and to charge Tenant for all costs and expenses incurred in connection therewith. Notwithstanding any term, condition or provisions of this Section 8.1 to the contrary, Landlord shall provide and install replacement tubes for Building standard fluorescent light fixtures. All other bulbs and tubes for the Premises shall be provided and installed at Tenant’s expense; provided that if Tenant elects to supply the bulbs or tubes to Landlord, then Landlord shall provide the labor involved for such replacement at no cost to Tenant.

8.2 Except as otherwise provided in this Lease and subject to normal wear and tear, Landlord shall keep the Building Structure and Systems, clean and in good operating condition and, promptly after becoming aware of any item needing repair or replacement, will make such repair or replacement. Notwithstanding any of the foregoing to the contrary, maintenance and repair of all Tenant Items shall be the sole responsibility of Tenant and shall be deemed not to be a part of the Building Structure and Systems.

ARTICLE IX

ALTERATIONS

9.1 The initial improvement of the Premises under this Lease shall be accomplished by Landlord or its designated contractor(s) in accordance with Exhibit “C”. Landlord is under no obligation to make any Alterations in or to the Premises or the Building except as may be otherwise expressly provided in this Lease.

9.2 Tenant shall not make or permit anyone to make any Alterations in or to the Premises or the Building without the prior written consent of Landlord, which consent may be withheld or granted in Landlord’s sole and absolute discretion with respect to Structural and System Alterations and any Alterations which are visible from the exterior of the Premises, and which consent shall not be unreasonably withheld, conditioned or delayed with respect to all other Alterations. Notwithstanding the foregoing, Tenant shall have the right to make Cosmetic Changes within the Premises without requiring the consent of Landlord. All Alterations made by Tenant shall be made: (a) in a good, workmanlike, first-class and prompt manner; (b) using new or comparable materials only; (c) by a contractor reasonably approved in writing by Landlord; (d) on days and at times reasonably approved in writing by Landlord; (e) under the supervision of an architect reasonably approved in writing by Landlord; (f) in accordance with plans and specifications reasonably acceptable to Landlord, approved in writing at Landlord’s standard charge; (g) in accordance with all Laws; (h) after having obtained any required consent of the holder of any Mortgage of whom Tenant has notice; (i) after obtaining public liability and worker’s compensation insurance policies reasonably approved in writing by Landlord (all contractors and subcontractors shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require. Certificates of such insurance must be received by Landlord before any work is commenced. All contracts between Tenant and a contractor must explicitly require the contractor to (1) name Landlord and Landlord’s agents as additional insureds and (2) indemnify and hold harmless Landlord and Landlord’s agents); (j) with the obligation for Tenant to deliver to Landlord written, unconditional, full or partial (as applicable) waivers of mechanics’ and materialmen’s liens against the Premises and the Building for all work, labor and services to be performed and materials to be furnished within ten (10) business days after the applicable portion of the Alterations are completed; and (k) upon request, after Tenant has delivered to Landlord documentation reasonably satisfactory to Landlord evidencing Tenant’s financial ability to complete the Alteration in accordance with the provisions of this Lease (including, a payment or performance bond). If any lien (or a petition to establish such lien) is filed in connection with any Alteration made by or on behalf of Tenant, such lien (or petition) shall be discharged by Tenant within ten (10) days thereafter, at Tenant’s sole cost and expense, by the payment thereof or by the filing of a reasonably acceptable bond. If Landlord gives its consent to the making of any Alteration, such consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises or the Building to any liens which may be filed in connection therewith. Tenant acknowledges that any Alterations are accomplished for Tenant’s account, Landlord having no obligation or responsibility in respect thereof. Landlord’s approval of any plans and drawings (and changes thereto) regarding any Alterations or any contractor or subcontractor performing such Alterations shall not constitute Landlord’s representation that such approved plans, drawings, changes or Alterations comply with all Laws. Any deficiency in design or construction, although same had prior approval of Landlord, shall be solely the responsibility of Tenant. All Alterations involving structural, electrical, mechanical or plumbing work, the heating, ventilation and air conditioning system of the Premises or the Building, fire and life safety system, the roof of the Building, or any areas outside of the Premises shall, at Landlord’s election, be performed by Landlord’s designated contractor or subcontractor at Tenant’s expense (provided the cost therefor is competitive). In connection with any Alteration, Landlord shall be paid a construction supervision fee in an amount equal to two and one-half percent (2.5%) of the total cost of such Alteration. Promptly after the completion of an Alteration, Tenant at its expense shall deliver to Landlord three (3) sets of accurate as-built (or record) drawings and CAD drawings showing such Alteration in place.

9.3 If any Alterations that require Landlord’s consent are made without the prior written consent of Landlord, then Landlord shall have the right, at Tenant’s expense, to so remove and correct such Alterations and restore the Premises and the Building. All Alterations to the Premises or the Building made by either party shall immediately become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the expiration or earlier termination of the Lease Term; provided, however, that (a) if Tenant is not in default under this Lease, then Tenant shall have the right to remove, prior to the expiration or earlier termination of the Lease Term, all movable furniture, furnishings and equipment installed in the Premises solely at the expense of Tenant, and (b) Tenant shall remove at its expense all Alterations and other items in the Premises or the Building which Landlord designates in writing for removal. Landlord shall make such designation promptly after receipt of a written request by Tenant given with Tenant’s request for Landlord’s approval of any Alterations to be made from time to time during the Lease Term. Notwithstanding the foregoing, Tenant shall not be required to remove: (x) Alterations consisting of standard buildout items that are typically installed by similar tenants in multi-tenanted, multi-story, first class office buildings (such as partitions, but not interior staircases, for example), unless so indicated by Landlord at the time required above; and (y) any Alteration made by Tenant in initially finishing and completing the Premises in accordance with Exhibit “C”, except any Structural and System Alterations or as otherwise indicated on any of Tenant’s plans. Movable furniture, furnishings and trade fixtures shall be deemed to exclude without limitation any item the removal of which might cause damage to the Premises or the Building or which would normally be removed from the Premises with the assistance of any tool or machinery other than a dolly. If such removal causes damage or injury to the Premises or the Building, then Landlord shall have the right, at Tenant’s expense, to repair all damage and injury to the Premises or the Building caused by such removal as aforesaid. If such furniture, furnishings and equipment are not removed by Tenant prior to the expiration or earlier termination of the Lease Term, the same shall at Landlord’s option be deemed abandoned or become the property of Landlord to be surrendered with the Premises as a part thereof; provided, however, that Landlord shall have the right at Tenant’s expense to remove from the Premises any or all such items or to require Tenant to do the same, except as otherwise provided in this Section. If Tenant fails to return the Premises to Landlord as required by this Section, then Tenant shall pay to Landlord, all costs (including a construction management fee) incurred by Landlord in effectuating such return.

ARTICLE X

SIGNS

10.1 Landlord will list, at Landlord’s expense, the name of Tenant (and any permitted subtenants and assignees) and its employees in the Building directory in a number of listings up to the Building Directory Share and will provide Building standard signage on one suite entry door. Tenant shall not place, inscribe, paint, affix or otherwise display any sign, advertisement, picture, lettering or notice of any kind on any part of the exterior or interior of the Building (including windows and doors), or on any part of the interior of the Premises which can be seen from outside the Premises, without the prior written approval of Landlord, which may be granted or withheld in Landlord’s sole and absolute discretion. If any such item that has not been approved by Landlord is so displayed, then Landlord shall have the right to remove such item at Tenant’s expense. Landlord reserves the right to install and display signs, advertisements and notices on any part of the exterior or interior of the Building; provided, however that Landlord shall only affix, install, or display signs on the interior of the Premises which pertain to the management or operation of the Building, and any such interior or exterior signs shall not obstruct the windows in the Premises.

10.2 Notwithstanding the foregoing, Tenant shall have the right to install its Proportionate Share of signage on the shared project monument to be installed at the Building. Tenant shall obtain Landlord’s written approval of the size, design, and specifications for such sign, and shall obtain any necessary permits for said sign. Tenant shall install its approved sign at a time mutually agreed upon by Landlord and Tenant, it being understood and agreed that Landlord shall have the right to supervise such installation. Throughout the Lease Term, Tenant shall maintain said sign in good condition and repair. Upon the expiration or termination of the Term of this Lease, Tenant, at its sole cost and expense, shall remove such sign and repair any damage to the monument resulting therefrom. Landlord shall cooperate with Tenant, at Tenant’s cost, to obtain any necessary permits and approvals with respect to the Tenant’s sign on the shared project monument.

ARTICLE XI

SECURITY DEPOSIT

11.1 Upon its execution of this Lease, Tenant shall deliver to Landlord an irrevocable unconditional standby letter of credit in lieu of a cash security deposit. Such letter of credit shall be in form attached hereto as Exhibit “H”. Tenant shall cooperate with Landlord to effect any modifications, transfers or replacements of the letter of credit requested by Landlord in order to assure that Landlord is at all times fully secured by a valid letter of credit that may be drawn upon by Landlord, its successors and assigns. Notwithstanding anything in this Lease to the contrary, any cure or grace period provided in connection with an Event of Default shall not apply to any deficiency in, or lapse of, the Letter of Credit, and, specifically, if the letter or credit is not timely renewed, then an immediate Event of Default shall occur and Landlord shall have the right to immediately draw upon the letter of credit without notice to Tenant and apply the proceeds to the security deposit. Each Letter of Credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least A-2 (or equivalent) by Moody’s Investor Service, Inc., or at least P-2 (or equivalent) by Standard & Poor’s Corporation, and shall be otherwise acceptable to Landlord in its sole and absolute discretion. If the issuer’s credit rating is reduced below A-2 (or equivalent) by Moody’s Investors Service, Inc. or below P-2 (or equivalent) by Standard & Poor’s Corporation, or if the financial condition of such issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to obtain such substitute letter of credit within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord to immediately draw upon the then existing Letter of Credit in whole or in part, without notice to Tenant. In the event the issuer of any letter of credit held by Landlord is insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for the issuer, then, effective as of the date of such occurrence, said Letter of Credit shall be deemed to not meet the requirements of this Section, and, within ten (10) days thereof, Tenant shall replace such Letter of Credit with other collateral acceptable to Landlord in its sole and absolute discretion (and Tenant’s failure to do so shall, notwithstanding anything in this Lease to the contrary, constitute an Event of Default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) day period). Any failure or refusal of the issuer to honor the letter of credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with respect to the security deposit.

11.2 Within approximately thirty (30) days after the later of the expiration or earlier termination of the Lease Term or Tenant’s vacating the Premises, Landlord shall return such letter of credit to Tenant, less such portion thereof as Landlord shall have appropriated to satisfy an Event of Default (or such other event which, with the giving of notice or the passage of time or both, would constitute an Event of Default; provided that Landlord has delivered Tenant written notice thereof within the foregoing 30-day period) under this Lease.

ARTICLE XII

INSPECTION

12.1 Tenant shall permit Landlord, its agents and representatives, and the holder of any Mortgage, to enter the Premises at any time and from time to time, without charge therefor and without diminution of the rent payable by Tenant, in order to examine, inspect or protect the Premises and the Building, to make such alterations and/or repairs as in the sole but reasonable judgment of Landlord may be deemed necessary or desirable, or to exhibit the same to brokers, prospective tenants (during the last twelve (12) months of the Lease Term), lenders, purchasers and others. Except in the event of an emergency, Landlord shall provide the Tenant with 24 hours advance notice of any such entry (which may be verbal) and shall permit Tenant to have a representative present at such time; and shall minimize disruption to Tenant’s normal business operations in the Premises in connection with any such entry.

ARTICLE XIII

INSURANCE

13.1 Tenant shall not conduct or permit to be conducted any activity, or place or permit to be placed any equipment or other item in or about the Premises or the Building, which will in any way increase the rate of property insurance or other insurance on the Building. If any increase in the rate of property or other insurance is due to any activity, equipment or other item of Tenant, then (whether or not Landlord has consented to such activity, equipment or other item) Tenant shall pay as additional rent due hereunder the amount of such increase. The statement of any applicable insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions) that an increase is due to any such activity, equipment or other item shall be conclusive evidence thereof.

13.2 (a) Throughout the Lease Term, Tenant shall obtain and maintain the following insurance coverages written with companies with an A.M. Best A-VI or better rating:

(i) Commercial General Liability (“CGL”) insurance (written on an occurrence basis) with limits not less than One Million Dollars ($1,000,000.00) combined single limit per occurrence, Two Million Dollar ($2,000,000.00) annual general aggregate (on a per location basis), Two Million Dollars ($2,000,000.00) products/completed operations aggregate, One Million Dollars ($1,000,000.00) personal and advertising injury liability, Fifty Thousand Dollars ($50,000.00) fire damage legal liability, and Five Thousand Dollars ($5,000.00) medical payments. CGL insurance shall be written on ISO occurrence form CG 00 01 96 (or a substitute form providing equivalent or broader coverage) and shall cover liability arising from Premises, operations, independent contractors, products-completed operations, personal injury, advertising injury and liability assumed under an insured contract.

(ii) Workers Compensation insurance as required by the applicable state law, and Employers Liability insurance with limits not less than One Million Dollars ($1,000,000.00) for each accident, One Million Dollars ($1,000,000.00) disease-policy limit, and One Million Dollars ($1,000,000.00) disease-each employee.

(iii) Commercial Auto Liability insurance (if applicable) covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than One Million Dollars ($1,000,000.00) combined single limit for each accident.

(iv) Umbrella/Excess Insurance coverage on a follow form basis in excess of the CGL, Employers Liability and Commercial Auto Policy with limits not less than Five Million Dollars ($5,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) annual aggregate.

(v) All Risk Property Insurance covering Tenant’s property, improvements and equipment located at the Building. If Tenant is responsible for any machinery, Tenant shall maintain boiler and machinery insurance.

(vi) Business Interruption and Extra Expenses insurance in amounts typically carried by prudent tenants engaged in similar operations, but in no event in an amount less than the then-current Annual Installment as shown in Section 1.10 hereof. Such insurance shall reimburse Tenant for direct and indirect loss of earnings and extra expense attributable to all perils insured against.

(vii) Builder’s Risk (or Building Constructions) insurance during the course of construction of any Alteration, including during the performance of Tenant’s Work and until completion thereof. Such insurance shall be on a form covering Landlord, Landlord’s architects, Landlord’s contractor or subcontractors, Tenant and Tenant’s contractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Alterations or Tenant’s Work in place and all materials stored at the Premises, and all materials, equipment, supplies and temporary structures of all kinds incident to Alterations or Tenant’s Work and builder’s machinery, tools and equipment, all while forming a part of, or on the Premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times. Said Builder’s Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.

(viii) Notwithstanding any term, condition, or provision of this Article XIII to the contrary, Tenant may satisfy any insurance requirement hereunder by providing one or more “blanket” insurance policies, subject to the Landlord’s approval in each instance as to limits, coverages, forms, deductibles, inception and expiration dates, and cancellation provisions.

(b) Landlord and the Landlord Insured Parties shall be endorsed on each policy as additional insureds as it pertains to the CGL, Umbrella, and Auto policy, and coverage shall be primary and noncontributory. Landlord shall be a loss payee on the Property policy in respect of Tenant’s improvements. All insurance shall (1) contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss (Tenant hereby waiving its right of action and recovery against and releasing Landlord and Landlord’s Representatives from any and all liabilities, claims and losses for which they may otherwise be liable to the extent Tenant is covered by insurance carried or required to be carried under this Lease); and (2) provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord and Landlord’s Representatives in connection with any loss or damage covered by such policy. Tenant hereby agrees that it will not cancel, fail to renew, reduce the amount of insurance, or change the amount or type of insurance coverage without having first provided thirty (30) days’ prior written notice to the Landlord of any such proposed action. Tenant shall be responsible for any deductible or self-insured retention contained within its insurance programs. Tenant shall deliver an Acord 25 certificate with respect to all liability and personal property insurance and an Acord 28 certificate with respect to all commercial property insurance and receipts evidencing payment therefor (and, upon request, copies of all required insurance policies, including endorsements and declarations) to Landlord on or before the Lease Commencement Date and at least annually thereafter.

13.3 Landlord agrees to carry and maintain all-risk property insurance (with replacement cost coverage) covering the Building and Landlord’s property therein in an amount required by its insurance company to avoid the application of any coinsurance provision. Landlord hereby waives its right of recovery against Tenant and releases Tenant from any and all liabilities, claims and losses for which Tenant may otherwise be liable to the extent Landlord receives proceeds from its property insurance therefor. Landlord shall secure a waiver of subrogation endorsement from its insurance carrier. Landlord also agrees to carry and maintain commercial general liability insurance in limits it reasonably deems appropriate (but in no event less than the limits required by Tenant pursuant to Section 13.2 hereof). Landlord may elect to carry such other additional insurance or higher limits as it reasonably deems appropriate. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, Tenant’s personal property or any Alterations (including Tenant’s Work), and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant’s business.

ARTICLE XIV

SERVICES AND UTILITIES

14.1 From and after the Lease Commencement Date, Landlord will provide to the Premises: air-conditioning and heating during the seasons they are required in Landlord’s reasonable judgment; janitorial service after 5:30 p.m. on Monday through Friday (or, at Landlord’s option, Sunday through Thursday) only (excluding Holidays); electric power from the utility provider sufficient for customary lighting purposes and normal office use; standard hot and cold water in Building standard bathrooms and chilled water in Building standard drinking fountains; elevator service (with at least one (1) elevator in operation at all times, except in the event of an emergency); landscaping and snow removal during the seasons they are required; and exterior window-cleaning service. If Tenant requires air-conditioning or heat beyond the Building Hours, then Landlord will furnish the same provided Tenant gives Landlord advance notice of such requirement (by 2:00 p.m. of the same day for extra service needed Monday through Friday, and by 2:00 p.m. on Friday for extra service needed on Saturday or Sunday). Tenant shall pay for such extra service in accordance with Landlord’s then-current schedule (including an activation or administrative fee) (currently $85.00 per hour); provided however, if such extra service is required by multiple tenants in the Building, Tenant shall be responsible only for its allocable portion of the costs of such extra service and any such activation or administrative fee. To the extent Tenant provides or contracts for any services relating to any Building Structure or System or any service or utility being provided by Landlord to the Premises directly from the supplier (which Tenant shall not be permitted to do without Landlord’s prior written consent, which consent shall not be unreasonably withheld conditioned or delayed), Tenant shall enter into and maintain a service contract therefor with a contractor licensed to do business in the jurisdiction in which the Building is located and otherwise approved by Landlord. Tenant shall have access to the Building twenty-four (24) hours per day each day of the year (except in the event of an emergency). Landlord shall provide a card key (or similar type of) access system to provide access to the Building and the Parking Facility at times other than Building Hours. A reasonable number of access cards or other means of access (not to exceed the Access Card Allotment shall be provided to Tenant at no cost to Tenant (except that Landlord may charge Tenant for replacement cards). Such access cards shall be issued by Landlord to the specific individuals that are designated by Tenant. Upon obtaining Landlord’s prior written consent, Tenant shall be permitted to install its own security system in the Premises; provided, that Tenant shall be solely responsible for maintaining such system and removing the system upon the expiration or earlier termination of the Lease. Tenant shall not permit anyone, except for Tenant’s employees, permitted subtenants and assigns and authorized guests, to enter the Building at times other than the Building Hours. All persons entering or exiting the Building at times other than the normal hours of operation of the Building shall, at Landlord’s discretion, be required to sign in and out.

14.2 Electrical service to the Premises is separately submetered. Tenant will be responsible for reimbursing Landlord for the actual costs for all such electrical service, as additional rent.

14.3 Tenant shall reimburse Landlord for the cost of any excess water, sewer and chiller usage in the Premises. Excess usage shall mean the excess of the estimated usage in the Premises (per square foot of rentable area) during any three (3) month billing period over the average usage (per square foot of rentable area) during the same period for the entire Building, as reasonably calculated by Landlord in good faith, based upon checkmeter readings.

14.4 Subject to Tenant’s obligations specified in this Lease, Landlord shall provide the following amenities to Tenant and its employees at no additional cost to Tenant or its employees (other than recovery of Operating Charges as set forth herein):

Fitness Facility: the non-exclusive right to use the Fitness Facility during the Fitness Facility’s hours of operation. Use of the Fitness Facility will be limited to tenants (including any permitted assignees and subtenants) of the Building and their employees on a non-exclusive basis. Tenant and its employees shall use the Fitness Facility at its own risk and will provide any certifications of waiver of liability as Landlord may request from time to time. Without limiting the generality of the foregoing, each user of the Fitness Facility shall be required to execute and deliver a waiver of liability in the form attached hereto as Exhibit “F” (or in another similar form provided by and acceptable to Landlord). Notwithstanding anything in this Lease to the contrary, Landlord shall have the right at any time, in its sole and absolute discretion to cease the operation of all or any portion of the Fitness Facility and thereafter use the space and equipment for any purpose that Landlord determines and to staff the Fitness Facility (or not) and contract or terminate any party hired in connection therewith. To the extent the Fitness Facility is operated by a third party, Landlord shall use commercially reasonable efforts to replace the operator should operations cease. Notwithstanding anything set forth herein to the contrary, in the event Landlord establishes a managed fitness center concept, Landlord may charge customary rates for the use of the Fitness Facility.

Conference Room: subject to availability on a first-come first serve basis, the non-exclusive right to use, at the standard rate charged by Landlord, the meeting/conference room on the first floor (hereinafter referred to as the “Conference Room”) of the Adjacent Building.

Helipad: the non-exclusive right to use the helicopter pad on the roof of the Building (hereinafter referred to as the “Helipad”), so long as Landlord makes the Helipad available for use by tenants, and subject to all applicable Laws (including, without limitation, the requirements of the Federal Aviation Administration) and the Building Rules and Regulations.

Use of the amenities referenced in this Section 14.4 shall, in addition to the foregoing provisions, be in accordance with all applicable provisions of this Lease (including the insurance and indemnity provisions) and subject to such reasonable rules and regulations as Landlord may promulgate with respect thereto from time to time and notify Tenant thereof. Landlord shall have the right at any time, in its reasonable discretion, to: (1) discontinue any of the foregoing amenities; (2) limit or modify the hours of operation of any of the foregoing amenities; (3) modify the size, type, capacity or configuration of the foregoing amenities; (4) relocate any of the foregoing amenities; or (5) perform any other reasonable act with respect to the foregoing amenities. In the event that Landlord makes any modification with respect to the foregoing amenities pursuant to the immediately preceding sentence, then costs of such modification shall be included within Operating Charges if and to the extent permitted by Article V hereof.

14.5 Landlord shall not have any liability to Tenant, and Tenant shall not be entitled to terminate this Lease or receive a rent abatement, in the event of Landlord’s failure or inability to furnish any of the utilities or services required to be furnished by Landlord hereunder; provided, however, that (a) if Landlord is not proceeding diligently and in good faith to correct such failure or inability, and if all or substantially all of the Premises is rendered unusable by Tenant for a continuous period of seven (7) consecutive business days after Tenant gives Landlord written notice thereof, and if Tenant does not in fact use the Premises during such period, then, so long as no Event of Default exists under this Lease, Tenant shall be entitled, as its sole and exclusive remedy, to an abatement of the Base Rent payable hereunder for the period beginning on the day after such seven (7) business day period ends and continuing until the earlier of the date Tenant resumes use or occupancy of the Premises or the date use of the Premises is restored to Tenant; and (b) Landlord shall use reasonable efforts to restore such failure or inability so long as such failure or inability is within Landlord’s reasonable control to correct.

ARTICLE XV

LIABILITY OF LANDLORD

15.1 Except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s Representatives or a breach of Landlord’s obligations under this Lease, neither Landlord, nor its agents or Landlord’s Representatives shall be liable to Tenant or any other person or entity for any damage, injury, loss or claim based on or arising out of any cause whatsoever (except as otherwise provided in this Section 15.1), including the following: repair to any portion of the Premises, the Building or the Land; interruption in the use of the Premises, the Building or the Land or any equipment therein and thereon; any accident or damage resulting from any use or operation (by Landlord, Tenant or any other person or entity) of elevators or heating, cooling, electrical, sewage or plumbing equipment or apparatus; termination of this Lease by reason of damage to the Premises, the Building or the Land; any fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity; failure or inability to furnish any service specified in this Lease; and leakage in any part of the Premises or the Building from water, rain, ice or snow that may leak into, or flow from, any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Premises or the Building. If any condition exists which may be the basis of a claim of constructive eviction, then Tenant shall give Landlord written notice thereof and a reasonable opportunity to correct such condition, and in the interim Tenant shall not claim that it has been constructively evicted or is entitled to a rent abatement. Any property placed by Tenant or any Agent in or about the Premises or the Building shall be at the sole risk of Tenant, and Landlord shall not in any manner be held responsible therefor. Any person receiving an article delivered for Tenant shall be acting as Tenant’s agent for such purpose and not as Landlord’s agent. Neither Landlord nor Tenant shall under any circumstances be liable for any exemplary, punitive, consequential or indirect damages (or for any interruption of or loss to business) in connection with or relating to this Lease, except for Tenant’s liability under Article XXII hereof (Holdover).

15.2 (a) Except to the extent caused by the gross negligence or willful misconduct of Landlord and/or Landlord’s Representatives, Tenant shall reimburse Landlord (as additional rent) for, and shall indemnify, defend upon request, and hold Landlord and/or Landlord’s Representatives harmless from and against all reasonable Costs suffered by or claimed against them, directly or indirectly, based on or arising out of, in whole or in part, (i) Tenant’s use and occupancy of the Premises or the business conducted therein, (ii) any negligent or willful act or omission of Tenant or any of Tenant’s Agents, (iii) any breach of Tenant’s obligations under this Lease, including failure to comply with Laws or surrender the Premises upon the expiration or earlier termination of the Lease Term, or (iv) any entry by Tenant or any Agent upon the Land prior to the Lease Commencement Date; provided, however, that Tenant and Tenant’s Agents shall not under any circumstances be obligated to indemnify, defend or hold Landlord harmless for any exemplary, punitive, consequential, or indirect damages in connection with or relating to this Lease. It is hereby acknowledged and agreed by the Landlord and Tenant that the foregoing sentence shall not be construed to limit Tenant’s potential liability to Landlord for consequential damages, as provided in Article XXII hereof (Holdover).

(b) Except to the extent caused by the gross negligence or willful misconduct of Tenant or an Agent of Tenant, Landlord shall reimburse Tenant and shall indemnify, defend upon request, and hold Tenant harmless from and against all Costs suffered or claimed against Tenant as a result of Landlord’s use or control of the Common Areas of the Building and the Building Structure and Systems.

15.3 No landlord hereunder shall be liable for any obligation or liability based on or arising out of any event or condition occurring during the period that such landlord was not the owner of the Building or a landlord’s interest therein, except to the extent any such event or condition continues after such landlord becomes the owner of the Building. Within five (5) days after request, Tenant shall attorn to any transferee landlord and execute, acknowledge and deliver any document submitted to Tenant confirming such attornment provided such transferee assumes the obligations of Landlord hereunder which accrue from and after the date of the transfer.

15.4 Except as expressly provided in this Lease, Tenant shall not have the right to set off or deduct any amount allegedly owed to Tenant pursuant to any claim against Landlord from any rent or other sum payable to Landlord. Tenant’s sole remedy for recovering upon such claim shall be to institute an independent action against Landlord, which action shall not be consolidated with any summary proceeding action of Landlord to dispossess Tenant; provided, however, that the foregoing shall not prohibit Tenant from asserting a compulsory counterclaim in any proceeding instituted by Landlord against the Tenant that will be deemed forever waived under applicable Law if not then asserted by Tenant.

15.5 If Tenant or any Agent is awarded a money judgment against Landlord, then recourse for satisfaction of such judgment shall be limited to execution against Landlord’s estate and interest in the Building and the Land which shall be deemed to include proceeds actually received by Landlord from any sale of the Building and the Land (net of all expenses of sale), insurance or condemnation proceeds (subject to the rights of any Mortgagees), and rental income from the Building and the Land (net of all expenses) to the extent all of the foregoing are held in an account for Landlord and have not been applied or distributed by Landlord in the ordinary course of business (i.e., not as a fraud against creditors). No other asset of Landlord, and no asset of any of Landlord’s Representatives (or any past, present or future board member, partner, director, member, officer, trustee, employee, agent, representative or advisor of any of them (each, an “officer”)) or any other person or entity, shall be available to satisfy or be subject to any such judgment. No such Landlord’s Representative, officer or other person or entity shall be held to have personal liability for satisfaction of any claim or judgment whatsoever under this Lease.

ARTICLE XVI

RULES

16.1 Tenant and Agents shall at all times abide by and observe the rules specified in Exhibit “D” attached hereto and made a part hereof. Tenant and Agents shall also abide by and observe any other rule that Landlord may reasonably promulgate from time to time for the operation and maintenance of the Building, provided that written notice thereof is given and such rule is not inconsistent with the provisions of this Lease. All rules shall be binding upon Tenant and enforceable by Landlord as if they were contained herein. Nothing contained in this Lease shall be construed as imposing upon Landlord any duty or obligation to enforce such rules, or the terms, conditions or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for the violation of such rules by any other tenant or its employees, agents, assignees, subtenants, invitees or licensees. Landlord shall use reasonable efforts not to enforce any rule or regulation in a manner which unreasonably discriminates among similarly situated tenants.

ARTICLE XVII

DAMAGE OR DESTRUCTION

17.1 If the Premises or the Building are totally or partially damaged or destroyed thereby rendering the Premises totally or partially inaccessible or unusable, then Landlord shall diligently repair and restore the Premises and the Building to substantially the same condition they were in prior to such damage or destruction. In the event that, in Landlord’s reasonable judgment, such repair and restoration cannot be completed within one hundred eighty (180) days after the occurrence of such damage or destruction (taking into account the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans and issuance of all required governmental permits), Landlord shall either (a) terminate this Lease by giving written notice of termination within forty-five (45) days after the occurrence of such damage or destruction or (b) deliver written notice to the Tenant of the Landlord’s determination that the repair or restoration cannot be completed within 180 days following the occurrence of such damage or destruction. In the event that the Landlord should deliver the notice to the Tenant referenced in subsection (b) above, Tenant shall have a period of fifteen (15) days from its receipt of such notice to elect to terminate this Lease by giving written notice of such election to the Landlord; provided however, that Tenant shall not be permitted to exercise its termination right if the damage or destruction was caused by the gross negligence or willful misconduct of the Tenant or any of the Tenant’s Agents. If this Lease is terminated pursuant to the terms, conditions and provisions of this Section 17.1, then Base Rent and Tenant’s Proportionate Share of Operating Charges and Real Estate Taxes shall be apportioned (based on the portion of the Premises which is usable or used after such damage or destruction) and paid to the earlier of the date of termination or the date Tenant completely vacates and abandons the Premises on account of such damage and Landlord shall be entitled to any insurance proceeds received by Tenant that are attributable to Tenant’s Work and other improvements insured or required to be insured by Tenant that would remain in the Premises at the end of the Lease Term. If this Lease is not terminated as a result of such damage or destruction, then until such repair and restoration of the Premises are substantially complete, Tenant shall be required to pay rent only for the portion of the Premises that is usable while such repair and restoration are being made; provided, however, that (x) if such damage or destruction was caused by the gross negligence or willful misconduct of Tenant or any of Tenant’s Agent, then Tenant shall not be entitled to any such rent reduction and (y) if Tenant fails to immediately pay over to Landlord insurance proceeds to which the Landlord is entitled in accordance with the terms, conditions, and provisions of this Lease when received from Tenant’s insurance carrier, any such rent abatement shall end on the date when Landlord would have been able to substantially complete repair and restoration of the Premises had Tenant timely paid Landlord such insurance proceeds. After receipt of all insurance proceeds, Landlord shall proceed with and bear the expenses of such repair and restoration of the Premises and the Building; provided, however, that (i) if such damage or destruction was caused by the gross negligence or willful misconduct of Tenant or any of Tenant’s Agents, then Tenant shall pay Landlord’s deductible and the amount by which such expenses exceed the insurance proceeds, if any, actually received by Landlord on account of such damage or destruction (or, if Landlord fails to maintain the insurance required by Section 13.3, that Landlord would have received to the extent Landlord maintained such insurance required by Section 13.3), (ii) Tenant shall pay the amount by which the cost of restoring any item which Landlord is required to restore and Tenant is required to insure exceeds the insurance proceeds received with respect thereto, and (iii) Landlord shall not be required to repair or restore any tenant improvements installed in the Premises, any Alterations or any other contents of the Premises (including Tenant’s trade fixtures, decorations, furnishings, equipment or personal property). Notwithstanding the terms, conditions or provisions of this Lease to the contrary, Landlord shall have the right to terminate this Lease if (1) insurance proceeds plus deductibles are insufficient to pay the full cost of such repair and restoration (so long as Landlord maintains the insurance required by Section 13.3), (2) the holder of any Mortgage fails or refuses to make such insurance proceeds available for such repair and restoration, (3) zoning or other applicable Laws or regulations do not permit such repair and restoration, or (4) the damage to the Building exceeds thirty-five percent (35%) of the replacement value of the Building.

17.2 In the event that this Lease shall be terminated in accordance with the terms, conditions, and provisions of Section 17.1 above, this Lease shall be of no further force and effect.

ARTICLE XVIII

CONDEMNATION

18.1 In the event that all of the Building and the Land and/or the Premises shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose or sold under threat of such a taking or condemnation (hereinafter referred to as a “total condemnation “), this Lease shall terminate on the day immediately prior to the date that title thereto vests in the condemning authority, Tenant shall be fully released from all of its obligations under this Lease, Base Rent and Tenant’s Proportionate Share of Operating Charges and Real Estate Taxes shall be apportioned and paid to the day immediately prior to the date that title thereto vests in the condemning authority, and the Landlord shall promptly return the letter of credit to the Tenant and/or execute such documentation as is necessary to terminate the letter of credit.

18.2 In the event that a portion of the Building, the Land, and/or the Premises shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose or sold under threat of such a taking or condemnation (hereinafter referred to as a “partial condemnation”) such that more than twenty percent (20%) of the Premises is taken, access to the Premises is taken, or the taking has the effect of rendering the Premises substantially unsuitable for the Tenant’s permitted use under this Lease, the Tenant shall have the option to terminate this Lease by delivering written notice to the Landlord. In the event that the Tenant should elect to terminate this Lease, this Lease shall terminate on the day immediately prior to the date that title thereto vests in the condemning authority, Tenant shall be fully released from all of its obligations under this Lease, Base Rent and Tenant’s Proportionate Share of Operating Charges and Real Estate Taxes shall be apportioned and paid to the day immediately prior to the date that title thereto vests in the condemning authority, and the Landlord shall promptly return the letter of credit to the Tenant and/or execute such documentation as is necessary to terminate the letter of credit.

18.3 If less than twenty percent (20%) of the Premises or occupancy thereof is condemned, then this Lease shall continue in full force and effect as to the part of the Premises not so condemned, except that as of the date title vests in such authority Tenant shall not be required to pay Base Rent or Tenant’s Proportionate Share of Operating Charges and Real Estate Taxes with respect to the part of the Premises so condemned.

18.4 Landlord shall notify Tenant of any condemnation contemplated by this Section promptly after Landlord receives notice thereof. Notwithstanding anything herein to the contrary, if twenty-five percent (25%) or more of the Land or the Building is condemned, then whether or not any portion of the Premises is condemned, Landlord shall have the right to terminate this Lease as of the date title vests in such authority.

18.5 In case of any condemnation, Landlord shall be entitled to receive all awards, damages and other compensation paid on account of (a) the value of the Building and (b) the value of Tenant’s estate under this Lease; and Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any award, damages or other compensation or any part thereof, and Tenant shall not be entitled to receive any part of such award, damages or other compensation. However, Tenant may make an independent claim in such proceedings for its personalty, trade fixtures, moving expenses, good-will, advertising, printing, phone lines, and damages for interruption of business; provided, however, that any such claim shall in no way affect any portion of any award which Landlord or the holder of any mortgage to which this Lease shall be subordinate shall be entitled to receive.

ARTICLE XIX

DEFAULT

19.1 If there shall be an Event of Default (even if prior to the Lease Commencement Date), then the provisions of Section 19.2 shall apply.

19.2 Landlord shall have the right, at its sole option, to terminate this Lease. Landlord may proceed to recover possession of the Premises under applicable Laws, or by such other proceedings, including re-entry and possession, as may be applicable. Whether or not this Lease and/or Tenant’s right of possession is terminated, Landlord shall have the right, at its sole option, to terminate any renewal or expansion right contained in this Lease and to grant or withhold any consent or approval pursuant to this Lease in its sole and absolute discretion. If Tenant is in default under this Lease and has vacated the Premises, and if Landlord has terminated this Lease as a result of such default, then Landlord shall thereafter use reasonable efforts to relet the Premises. Tenant hereby expressly waives, for itself and all persons claiming by, through or under it, any right of redemption, re-entry or restoration of the operation of this Lease under any present or future Law, including any such right which Tenant would otherwise have in case Tenant shall be dispossessed for any cause, or in case Landlord shall obtain possession of the Premises as herein provided. Landlord shall use commercially reasonable efforts to relet the Premises or any part thereof, alone or together with other premises, for such term(s) (which may extend beyond the date on which the Lease Term would have expired but for Tenant’s default) and on such terms and conditions (which may include any concessions or allowances granted by Landlord) as Landlord, in its reasonable discretion, may determine, but Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of, any failure by Landlord to relet all or any portion of the Premises or to collect any rent due upon such reletting. Whether or not this Lease and/or Tenant’s right of possession is terminated or any suit is instituted, Tenant shall be liable for any Base Rent, additional rent, damages or other sum which may be due or sustained prior to such default, and for all costs, fees and expenses (including reasonable attorneys’ fees and actual, out-of-pocket costs, brokerage fees, expenses incurred in placing the Premises in first-class rentable condition, advertising expenses, and any concessions or allowances granted by Landlord) incurred by Landlord in pursuit of its remedies hereunder and/or in recovering possession of the Premises and renting the Premises to others from time to time. Tenant also shall be liable for additional damages in an amount equal to the Base Rent and additional rent due or which would have become due from the date of Tenant’s default through the remainder of the Lease Term, less the amount of rental, if any, which Landlord receives during such period from others to whom the Premises may be rented (other than any additional rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), which amount shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following Tenant’s default and continuing until the date on which the Lease Term would have expired but for Tenant’s default, it being understood that separate suits may be brought from time to time to collect any such damages for any month(s) (and any such separate suit shall not in any manner prejudice the right of Landlord to collect any damages for any subsequent month(s)), or Landlord may defer initiating any such suit until after the expiration of the Lease Term (in which event such deferral shall not be construed as a waiver of Landlord’s rights as set forth herein and Landlord’s cause of action shall be deemed not to have accrued until the expiration of the Lease Term) and it being further understood that if Landlord elects to bring suits from time to time prior to reletting the Premises, Landlord shall be entitled to its full damages through the date of the award of damages without regard to any Base Rent, additional rent or other sums that are or may be projected to be received by Landlord upon reletting of the Premises. Tenant shall pay all expenses (including attorneys’ fees) incurred by Landlord in connection with or as a result of any Event of Default whether or not a suit is instituted. The provisions contained in this Section 19.2 shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have against Tenant for anticipatory breach of this Lease (including, the right of injunction and the right to invoke any remedy allowed at law or in equity as if reentry, summary proceedings and other remedies were not provided for herein). Nothing herein shall be construed to affect or prejudice Landlord’s right to prove, and claim in full, unpaid rent accrued prior to termination of this Lease. If Landlord is entitled, or Tenant is required, pursuant to any provision hereof to take any action upon the termination of the Lease Term, then Landlord shall be entitled, and Tenant shall be required, to take such action also upon the termination of Tenant’s right of possession.

19.3 All rights and remedies of Landlord set forth in this Lease are cumulative and in addition to all other rights and remedies available to Landlord at law or in equity, including those available as a result of any anticipatory breach of this Lease. The exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay or failure by Landlord or Tenant to exercise or enforce any of its respective rights or remedies or the other party’s obligations (except to the extent a time period is specified in this Lease therefor) shall constitute a waiver of any such or subsequent rights, remedies or obligations. Neither party shall be deemed to have waived any default by the other party unless such waiver expressly is set forth in a written instrument signed by the party against whom such waiver is asserted. If Landlord waives in writing any default by Tenant, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver.

19.4 Neither the payment by Tenant of a lesser amount than the monthly installment of Base Rent, additional rent or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of rent or other sums payable hereunder shall be deemed an accord and satisfaction. Landlord may accept the same without prejudice to Landlord’s right to recover the balance of such rent or other sums or to pursue any other remedy. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

19.5 If Tenant fails to make any payment to any third party or to do any act herein required to be made or done by Tenant, then Landlord may, after written notice to Tenant, but shall not be required to, make such payment or do such act. The taking of such action by Landlord shall not be considered a cure of such default by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such default. If Landlord elects to make such payment or do such act, then all expenses incurred by Landlord, plus interest thereon at the Default Rate from the date incurred by Landlord to the date of payment thereof by Tenant, shall constitute additional rent due hereunder.

19.6 If Tenant fails to make any payment of Base Rent, additional rent or any other sum on or before the date such payment is due and payable (without regard to any grace period), then Landlord shall have the right to impose upon Tenant in writing a late charge of five percent (5%) of the amount of such payment. In addition, such payment and such late fee shall bear interest at the Default Rate from the date such payment or late fee, respectively, became due to the date of payment thereof by Tenant. Such late charge and interest shall constitute additional rent due hereunder without any notice or demand; provided, that on one occasion in any 12 month period, no late charge or interest shall accrue provided that Tenant pays the delinquent sum within five (5) business days after Landlord’s written demand.

19.7 As security for the performance of Tenant’s obligations, Tenant grants to Landlord a lien upon and a security interest in Tenant’s existing or hereafter acquired personal property, inventory, furniture, furnishings, fixtures, equipment, licenses, permits and all other tangible and intangible property, assets and accounts, and all additions, modifications, products and proceeds thereof. Such lien shall be in addition to all rights of distraint available under applicable law. Within fifteen (15) days after request from time to time, Tenant shall execute, acknowledge and deliver to Landlord a financing statement and any other document evidencing or establishing such lien and security interest which may be requested by Landlord. During the pendency of an Event of Default, Tenant appoints Landlord as Tenant’s attorney-in-fact to execute any such document for Tenant. In addition, Landlord shall have the right, at Landlord’s sole option, to file in any jurisdiction a copy of this Lease (as executed by Tenant) as a financing statement. During any period that Tenant is in default under this Lease, Tenant shall not sell, transfer or remove from the Premises any of the aforementioned tangible property without Landlord’s prior written consent, unless the same shall be promptly replaced with similar items of comparable value.

ARTICLE XX

BANKRUPTCY

20.1 Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available pursuant to the Bankruptcy Code. Any person or entity to which this Lease is assigned pursuant to the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of assignment, and any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assumption. If Trustee desires to assume and assign this Lease to any person who shall have made a bona fide offer, Tenant agrees to so notify Landlord of such proposed assignment no later than ten (10) days after Tenant has received notice thereof. At any time during the Term, upon not less than fifteen (15) days prior written notice, Tenant shall provide Landlord with the most current financial statement for Tenant and any such person and financial statements for the two (2) years prior to the current financial statement year. Such statements are to be certified by Tenant to be true, correct and complete, prepared in accordance with generally accepted accounting principles and, if it is the normal practice of Tenant, audited by any independent certified public accountant. Notwithstanding the foregoing, for so long as Tenant’s financial statements are filed with the SEC and are publicly available, Tenant shall not be required to provide Tenant’s financial statements to Landlord.

ARTICLE XXI

SUBORDINATION

21.1 This Lease is subject and subordinate to the lien, provisions, operation and effect of all Mortgages, to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof. Said subordination and the provisions of this Section 21.1 shall be self-operative and no further instrument of subordination shall be required to effectuate such subordination. The holder of any Mortgage to which this Lease is subordinate shall have the right (subject to any required approval of the holders of any superior Mortgage) at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such Mortgage.

21.2 Tenant shall at Landlord’s request promptly execute any requisite document confirming such subordination. Tenant waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and Tenant’s obligations hereunder in the event any foreclosure proceeding is prosecuted or completed or in the event the Building, the Land or Landlord’s interest therein is transferred by foreclosure, by deed in lieu of foreclosure or otherwise. If this Lease is not extinguished upon any such transfer or by the transferee following such transfer, then, at the request of such transferee and assumption of Landlord’s obligations as required hereby, Tenant shall attorn to such transferee and shall recognize such transferee as the landlord under this Lease. Within fifteen (15) days after the request of such transferee, Tenant shall execute, acknowledge and deliver any requisite or appropriate document submitted to Tenant confirming such attornment.

21.3 Notwithstanding anything to the contrary contained in the foregoing, Landlord shall obtain for Tenant a non-disturbance agreement (recognizing Tenant’s rights under this Lease) from all current and future holders of any Mortgage encumbering the Building and/or the Land on such Mortgagee’s commercially reasonable standard form of nondisturbance agreement (the current Mortgagee’s form is attached hereto as Exhibit “G”), with such reasonable changes as the parties may negotiate in good faith.

ARTICLE XXII

HOLDING OVER

22.1 Tenant acknowledges that it is extremely important that Landlord have substantial advance notice of the date on which Tenant will vacate the Premises, and that if Tenant fails to surrender the Premises or any portion thereof at the expiration or earlier termination of the Lease Term, then it will be conclusively presumed that the value to Tenant of remaining in possession, and the loss that will be suffered by Landlord as a result thereof, far exceed the Base Rent and additional rent that would have been payable had the Lease Term continued during such holdover period. Therefore, if Tenant (or anyone claiming through Tenant) does not immediately surrender the Premises or any portion thereof upon the expiration or earlier termination of the Lease Term, then the rent payable by Tenant hereunder shall be increased to equal one hundred fifty percent (150%) of the Base Rent, additional rent and other sums that would have been payable pursuant to the provisions of this Lease if the Lease Term had continued during such holdover period. Such rent shall be computed by Landlord and paid by Tenant on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated. Notwithstanding any other provision of this Lease, Landlord’s acceptance of such rent shall not in any manner adversely affect Landlord’s other rights and remedies, including Landlord’s right to evict Tenant and to recover all damages. Any such holdover shall be deemed to be a tenancy-at-sufferance and not a tenancy-at-will or tenancy from month-to-month. In no event shall any holdover be deemed a permitted extension or renewal of the Lease Term, and nothing contained herein shall be construed to constitute Landlord’s consent to any holdover or to give Tenant any right with respect thereto.

ARTICLE XXIII

COVENANTS OF LANDLORD

23.1 Landlord covenants that it has the right to enter into this Lease, and that Tenant shall during the Lease Term peaceably and quietly occupy and enjoy the full possession of the Premises (i.e., quiet enjoyment) without hindrance by Landlord, its employees or agents, subject to the terms, conditions and provisions of this Lease. No exercise of Landlord’s rights or remedies under this Lease in accordance with applicable Laws, including, without limitation, institution of eviction proceeds following an Event of Default, shall be construed to violate this provision.

23.2 Subject to other applicable terms and provisions expressly provided in this Lease, Landlord reserves the following rights: (a) to change the street address and name of the Building provided that Tenant’s access to the Premises is not permanently, materially and adversely affected; (b) to change the arrangement and location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of, and make additions to, the Building provided that Tenant’s access to the Premises is not permanently, materially and adversely affected; (c) to erect, use and maintain pipes, wires, structural supports, ducts and conduits in and through the plenum areas of the Premises; (d) to grant to anyone the exclusive right to conduct any particular business in the Building not inconsistent with Tenant’s permitted use of the Premises; (e) to exclusively use and/or lease the roof areas, the sidewalks and other exterior areas; (f) to resubdivide the Land or to combine the Land with other lands; (g) to relocate any parking areas designated for Tenant’s use, provided the same are on the Land; (h) if Tenant vacates the Premises prior to the expiration of the Lease Term, to make Alterations to or otherwise prepare the Premises for reoccupancy without relieving Tenant of its obligation to pay all Base Rent, additional rent and other sums due under this Lease through such expiration; (i) to construct improvements (including kiosks) on the Land and in the public and Common Areas of the Building; (j) to prohibit smoking in the entire Building or portions thereof (including the Premises), so long as such prohibitions are in accordance with applicable law; and (k) if any excavation or other substructure work shall be made or authorized to be made upon land adjacent to the Building or the Land, to enter the Premises for the purpose of doing such work as is required to preserve the walls of the Building and to preserve the land from injury or damage and to support such walls and land by proper foundations. Subject to the other applicable terms and provisions expressly provided in this Lease, Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance of Tenant’s business or use or occupancy of the Premises and Tenant shall have no claim against Landlord in connection therewith. With respect to (b), (c), (e), (g), (i) and (k) above, Landlord shall use reasonable efforts to minimize interference with Tenant’s normal business operations in the Premises (subject, however, in all cases to governmental requirements, emergencies and/or temporary maintenance and repair activities, and in no event shall Landlord have any obligation to employ contractors or labor at overtime or other premium pay rates or incur any other overtime costs). Notwithstanding any term, condition, or provision of this Section 23.2 to the contrary, in the event that the Landlord should elect to change the street address and name of the Building in accordance with subsection (a) above, (i) the Landlord will compensate the Tenant for all actual-out-of pocket costs and expenses incurred by the Tenant resulting from such address change including, without limitation, the costs of updating letterhead, business cards, and any advertising necessary to notify the public of the Tenant’s address change and (ii) the Landlord will not utilize the Tenant’s name in re-naming the Building.

ARTICLE XXIV

PARKING

24.1 Tenant shall have the right to utilize the Tenant’s Permit Allotment of the Building’s parking facilities on a non-exclusive and unreserved basis with other tenants of the Building for the parking of standard-sized passenger automobiles and upon such terms and conditions as may from time to time be established by Landlord. Landlord reserves the right in its absolute discretion to determine whether the parking facilities are becoming crowded and to allocate and assign parking spaces among Tenant and the other tenants. If Landlord, in its sole and absolute discretion, grants to any other tenant of the Building the exclusive right to use any particular parking spaces, then neither Tenant nor its employees or visitors shall use such spaces, but Tenant shall likewise be entitled to a number of reserved spaces, calculated at the same ratio of reserved to unreserved spaces as that granted to such other tenant. Tenant shall not use parking areas for the servicing or overnight storage of vehicles. Tenant shall not assign, sublet or transfer any rights with respect to the parking facilities. It is understood and agreed that Landlord assumes no responsibility, and shall not be held liable, for any damage or loss to any automobiles parked in the parking facilities or to any personal property located therein, or for any injury sustained by any person in or about the parking facilities. Landlord reserves the right to close the parking facilities during periods of unusually inclement weather or for repairs. Landlord shall not be liable to Tenant and this Lease shall not be affected if any parking rights hereunder are impaired by any Law imposed after the Lease Commencement Date.

ARTICLE XXV

GENERAL PROVISIONS

25.1 Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representation or promise with respect to the Premises or any portion of the Building except as herein expressly set forth, and no right, privilege, easement or license is being acquired by Tenant except as herein expressly set forth.

25.2 Nothing contained in this Lease shall be construed as creating any relationship between Landlord and Tenant other than that of landlord and tenant, and no estate shall pass out of Landlord. Tenant shall not use the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the Premises, use the name of the Building as Tenant’s business address after Tenant vacates the Premises, or do or permit to be done anything in connection with Tenant’s business or advertising which in the reasonable judgment of Landlord may reflect unfavorably on Landlord or the Building or confuse or mislead the public as to any apparent connection or relationship between Landlord, the Building and Tenant. The Landlord shall not use the Tenant’s name in any advertisements or marketing materials for the Building without having first received the Tenant’s prior express written consent.

25.3 Landlord and Tenant each warrants to the other that in connection with this Lease it has not employed or dealt with any broker, agent or finder, other than the Brokers. It is understood that Landlord shall pay the Brokers pursuant to separate agreements. Tenant shall indemnify and hold Landlord harmless from and against any claim for brokerage or other commissions, or for a lien under any applicable broker’s lien law, asserted by any broker, agent or finder employed by Tenant or with whom Tenant has dealt, other than the Brokers. Landlord shall indemnify and hold Tenant harmless from and against any claim for brokerage or other commissions asserted by the Brokers and any other broker, agent or finder employed by Landlord or with whom Landlord has dealt. Tenant’s and Landlord’s indemnities set forth in this Section 25.3 shall survive the expiration or earlier termination of the Lease Term.

25.4 At any time and from time to time, upon not less than ten (10) business days’ prior written notice, Tenant and each subtenant, assignee, licensee or concessionaire or occupant of Tenant shall execute, acknowledge and deliver to Landlord and/or any other person or entity designated by Landlord, a written statement certifying: (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications); (b) the dates to which the rent and any other charges have been paid; (c) to Tenant’s knowledge, whether or not Landlord is in default in the performance of any obligation, and if so, specifying the nature of such default; (d) the address to which notices to Tenant are to be sent; (e) that this Lease is subject and subordinate to all Mortgages encumbering the Building or the Land; (f) that Tenant has accepted the Premises and that all work thereto has been completed (or if such work has not been completed, specifying the incomplete work); and (g) such other matters as Landlord may reasonably request. Any such statement may be relied upon by any owner of the Building or the Land, any prospective purchaser of the Building or the Land, any holder or prospective holder of a Mortgage or any other person or entity. Tenant acknowledges that time is of the essence to the delivery of such statements and that Tenant’s failure to deliver timely such statements may cause substantial damages resulting from, for example, delays in obtaining financing.

25.5 LANDLORD, TENANT, AND ALL GENERAL PARTNERS EACH WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE. TENANT CONSENTS TO SERVICE OF PROCESS AND ANY PLEADING RELATING TO ANY SUCH ACTION AT THE PREMISES; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL BE CONSTRUED AS REQUIRING SUCH SERVICE AT THE PREMISES. TENANT WAIVES ANY RIGHT TO RAISE ANY NON-COMPULSORY COUNTERCLAIM IN ANY SUMMARY OR EXPEDITED ACTION OR PROCEEDING INSTITUTED BY LANDLORD. LANDLORD, TENANT, AND ALL GENERAL PARTNERS EACH WAIVES ANY OBJECTION TO THE VENUE OF ANY ACTION FILED IN ANY COURT SITUATED IN THE JURISDICTION IN WHICH THE BUILDING IS LOCATED, AND WAIVES ANY RIGHT, CLAIM OR POWER, UNDER THE DOCTRINE OF FORUM NON CONVENIENS OR OTHERWISE, TO TRANSFER ANY SUCH ACTION TO ANY OTHER COURT.

25.6 All notices or other communications required under this Lease shall be in writing and shall be deemed duly given and received when delivered in person (with receipt therefor), on the next business day after deposit with a recognized overnight delivery service, or on the second day after being sent by certified or registered mail, return receipt requested, postage prepaid, to the following addresses: (a) if to Landlord, at the Landlord Notice Address specified in Article I hereof; (b) if to Tenant, at the Tenant Notice Address specified in Article I hereof. Either party may change its address for the giving of notices by written notice given in accordance with this Section 25.6. If Landlord or the holder of any Mortgage notifies Tenant in writing that a copy of any notice to Landlord shall be sent to such holder at a specified address, then Tenant shall send (in the manner specified in this Section 25.6 and at the same time such notice is sent to Landlord) a copy of each such notice to such holder, and no such notice shall be considered duly sent unless such copy is so sent to such holder. Any such holder shall have thirty (30) days after receipt of such notice to cure any Landlord default before Tenant may exercise any remedy (provided that in the case of a Landlord default arising from an act or omission which cannot be reasonably remedied within said thirty (30) day period, then the holder of any Mortgage shall have as long as reasonably necessary to remedy such act or omission provided that (i) such holder commences such remedy and notifies Tenant within said thirty (30) day period of holder’s desire to remedy, and (ii) holder pursues completion of such remedy with due diligence following such giving of notice and following the time when holder should have become entitled under the Mortgage to remedy the same). Any cure of Landlord’s default by such holder shall be treated as performance by Landlord.

25.7 Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, then such provision shall be deemed to be replaced by the valid and enforceable provision most substantively similar to such invalid or unenforceable provision, and the remainder of this Lease and the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby. Nothing contained in this Lease shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate allowed by law.

25.8 Feminine, masculine or neuter pronouns shall be substituted for those of another form, and the plural or singular shall be substituted for the other number, in any place in which the context may require such substitution.

25.9 The provisions of this Lease shall be binding upon and inure to the benefit of the parties and each of their respective representatives, successors and assigns, subject to the provisions herein restricting assignment or subletting.

25.10 This Lease contains and embodies the entire agreement of the parties hereto and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties, understandings, suggestions and discussions, whether written or oral, between the parties hereto. Any representation, inducement, warranty, understanding or agreement that is not expressly set forth in this Lease shall be of no force or effect. This Lease may be modified or changed in any manner only by an instrument signed by both parties. This Lease includes and incorporates all exhibits, schedules and riders attached hereto. Tenant shall, at Landlord’s request, promptly execute any requisite document, certificate or instrument that is reasonably necessary or desirable to clarify or carry out the force and effect of any terms or conditions of, or obligation of Tenant under, this Lease.

25.11 This Lease shall be governed by the Laws of the jurisdiction in which the Building is located, without regard to the application of choice of law principles. There shall be no presumption that this Lease be construed more strictly against the party who itself or though its agent prepared it (it being agreed that all parties hereto have participated in the preparation of this Lease and that each party had the opportunity to consult legal counsel before the execution of this Lease). No custom or practice which may evolve between the parties in the administration of the terms of this Lease shall be construed to waive Landlord’s right to insist on Tenant’s strict performance of the terms of this Lease.

25.12 Headings are used for convenience and shall not be considered when construing this Lease.

25.13 The submission of an unsigned copy of this document to Tenant shall not constitute an offer or option to lease the Premises. This Lease shall become effective and binding only upon execution and delivery by both Landlord and Tenant.

25.14 Time is of the essence with respect to each of Tenant’s and Landlord’s obligations hereunder.

25.15 This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together constitute one and the same document. Faxed signatures shall have the same binding effect as original signatures.

25.16 Neither this Lease nor a memorandum thereof shall be recorded.

25.17 Landlord reserves the right to make reasonable changes and modifications to the plans and specifications for Building without Tenant’s consent, provided such changes or modifications do not materially and adversely change the character of same.

25.18 Except as otherwise provided in this Lease, any additional rent or other sum owed by Tenant to Landlord, and any cost, expense, damage or liability incurred by Landlord for which Tenant is liable, shall be considered additional rent payable pursuant to this Lease to be paid by Tenant no later than thirty (30) days after the date Landlord notifies Tenant of the amount thereof.

25.19 Tenant’s liabilities and obligations with respect to the period prior to the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination. Landlord’s liabilities and obligations with respect to refund of the security deposit or overpayments by Tenant of Real Estate Taxes or Operating Charges, if and to the extent required by the provisions of this Lease, shall survive the expiration or earlier termination of this Lease.

25.20 If Landlord or Tenant is in any way delayed or prevented from performing any obligation (except, with respect to Tenant, its obligations to pay rent and other sums due under this Lease, any obligation set forth in Exhibit “C” attached hereto and made a part hereof, any obligation with respect to insurance pursuant to Article XIII hereof, any obligation to give notice with respect to extensions, expansions or otherwise, and any holdover) due to fire, act of God, governmental act or failure to act, strike, labor dispute, inability to procure materials, or any cause beyond Landlord’s or Tenant’s (as applicable) reasonable control (whether similar or dissimilar to the foregoing events), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay or prevention. No force majeure event shall excuse the timely payment of all items of rent by Tenant. Financial disability or hardship shall never constitute a force majeure event.

25.21 Landlord’s review, approval and consent powers (including the right to review plans and specifications) are for its benefit only. Such review, approval or consent (or conditions imposed in connection therewith) shall be deemed not to constitute a representation concerning legality, safety or any other matter.

25.22 The deletion of any printed, typed or other portion of this Lease shall not evidence the parties’ intention to contradict such deleted portion. Such deleted portion shall be deemed not to have been inserted in this Lease.

25.23 At the expiration or earlier termination of the Lease Term, Tenant shall deliver to Landlord all keys and security cards to the Building and the Premises, whether such keys were furnished by Landlord or otherwise procured by Tenant, and shall inform Landlord of the combination of each lock, safe and vault, if any, in the Premises.

25.24 Tenant and the person executing and delivering this Lease on Tenant’s behalf each represents and warrants that such person is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the Laws of the state of its organization and the Laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease; that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled by the U.S. Government for the purpose of identifying suspected terrorists, and Tenant is not engaging in this transaction on behalf of any such individual or entity; that Tenant is not in violation of any anti-money laundering Law; and that all action required to authorize Tenant and such person to enter into this Lease has been duly taken.

25.25 Subject to the provisions of Section 10.1, any elimination or shutting off of light, air, or view by any structure which may be erected on lands adjacent to the Building, or any noise in connection with activities permitted by this Lease, shall in no way effect this Lease or impose any liability on Landlord.

25.26 Intentionally Omitted.

25.27 As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States

Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not knowingly conducted nor will knowingly conduct business nor has knowingly engaged nor will knowingly engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including, without limitation, any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under Article XIX of this Lease and shall be covered by the indemnity provisions of this Lease, (y) Tenant shall be responsible for ensuring that all assignees of this Lease and all subtenants or other occupants of the Premises comply with the foregoing representations and warranties, and (z) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

ARTICLE XXVI

OPTION TO RENEW

26.1 Tenant shall have the right to extend the term of this Lease for one (1) additional five (5) year lease term (the “Renewal Term”), upon the following conditions:

a. Tenant has not been in default at any time during the Lease Term;

b. Tenant’s financial net worth is then equal to or greater than such worth as of the Lease Commencement Date;

c. Tenant has not previously assigned the entire Lease, except to an Affiliate of Tenant;

d. Tenant has delivered to Landlord written notice of its intention to exercise this option, not less than twelve (12) months prior to the end of the Lease Term; and

e. All lease terms for the Renewal Term shall be the same as in the Lease, except that the annual Base Rent for the Renewal Terms shall be the Fair Market Rent as of the commencement of the applicable Renewal Term, as determined in Subsection f below, and there shall be no further option to renew the Lease Term after the second Renewal Term. “Fair Market Rent”, as used in this Lease, shall be equal to the amount that a willing, comparable tenant would pay and a willing, comparable landlord of a comparable office building in the Bridgewater, New Jersey market (hereinafter referred to as the “Market”) would accept, in an arms’ length transaction, giving appropriate consideration to new base year, tenant improvements, brokerage commission and any other relevant terms and conditions materially affecting the Fair Market Rate.

f. The Fair Market Rate shall be determined as follows:

(i) For a period of thirty (30) days after receipt of Tenant’s notice, Landlord and Tenant shall negotiate in good faith the Fair Market Rate;

(ii) If the parties are unable to agree on the new Fair Market Rate, then Landlord and Tenant shall each select an appraiser in the person of an experienced real estate broker, each of whom must have at least ten (10) years commercial leasing experience in the New Jersey market (the “Market”), within forty (45) days after Landlord’s receipt of Tenant’s notice;

(iii) The two appraisers shall confer to see if they can agree on the Fair Market Rate for space in the Market as of the time the Renewal Term is to begin; and, if they reach agreement, the rate upon which they agree shall become the new Base Rent for the first year of the Renewal Term;

(iv) If the two appraisers cannot reach agreement, then each shall designate the rate which he or she believes is the appropriate new Fair Market Rate. Unless either Landlord agrees to the rate specified by Tenant’s appraiser or vice versa, the two appraisers shall agree on a third appraiser, who shall have no less than the minimum experience required of the initial two appraisers, within fifteen (15) days after both appraisers have been designated; and

(v) The third appraiser shall determine which of the two appraisals for the new Fair Market Rate more accurately represents the new Fair Market Rate which the third appraiser believes is the appropriate new Fair Market Rate. Upon such determination, the new Fair Market Rate selected by the third appraiser shall be used.

(vi) If Landlord or Tenant fails to comply with the time guidelines in this Section 26.1, then the Fair Market Rate submitted by the other shall automatically apply.

(vii) Each party shall bear the expense of its own appraiser and shall divide equally the expense of the third appraiser.

26.2 After the Appraisers establish the Fair Market Rent, the parties shall immediately execute an amendment to this Lease stating the new Base Rent for the Renewal Term. The renewal options are personal to Tenant and are non-transferable.

ARTICLE XXVII

RIGHT OF FIRST OFFER

27.1 Tenant shall have a one-time first right of offer to lease additional contiguous space on the fourth (4th) floor of the Building (hereinafter referred to as the “Additional Space”), provided:

a. This right of first offer is subordinate to the rights of (i) the current tenant in the Additional Space to renew, extend or otherwise negotiate a new lease or extension for the Additional Space; (ii) all future tenants which enter into a new lease for such space, to renew or extend their leases; and (iii) the rights of other tenants in the Building which exist prior to the date of this Lease;

b. Tenant has not been in default at any time during the Lease Term;

c. Tenant has not previously assigned the Lease or sublet more than twenty-five percent (25%) of the Premises;

d. Tenant’s financial net worth is then equal to or greater than such worth as of the Lease Commencement Date;

e. Tenant must lease all of the Additional Space offered; and

f. Tenant exercises its option as provided in this Section 27.1 by delivering to Landlord written notice of its intention within ten (10) business days after Landlord has notified Tenant that the Additional Space is available;

g. All terms of the lease of the Additional Space shall be upon those terms and conditions as are negotiated in good faith between the parties; provided, however, if Tenant expands the leased premises pursuant to this Article XXVII within twelve (12) months of the Lease Commencement Date, the terms of the lease of the Additional Space shall be upon the same per square foot terms as are contained in this Lease, except that Tenant shall receive a pro-rated Tenant Allowance and pro-rated Base Rent abatement;

g. Tenant executes an addendum or a new lease for the Additional Space within twenty (20) days after Landlord’s receipt of Tenant’s notice to lease the Additional Space; and

h. This right of first offer must be exercised prior to the eighth (8th) anniversary of the Lease Commencement Date.

27.2 If Tenant fails to comply with each of the above conditions within the time specified, all time periods herein for Tenant being of the essence, then this right of first offer will lapse and be of no further force and effect, and Landlord shall have the right to lease all or any part of the Additional Space to a third party under the same or any other terms and conditions, whether or not such terms and conditions are more or less favorable than those offered to Tenant. This right of first offer to lease the Additional Space is personal to Tenant and is non-transferable.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

WITNESS:		LANDLORD:

WELLS REIT – BRIDGEWATER NJ, LLC, a Delaware limited liability company

/s/ Trish Tooley		By:	/s/ Carroll A. Reddic, IV
Name: Trish Tooley		Name:	Carroll A. Reddic, IV
		Title:	Executive VP

ATTEST:		TENANT:

DENDREON CORPORATION, a Delaware corporation

By:	/s/ Robert Crotty	By:	/s/ John H. Johnson
Name:	Robert Crotty	Name:	John H. Johnson
Title:	VP, Legal	Title:	CEO

EXHIBIT “A”

ATTACHED TO AND MADE A PART OF THAT CERTAIN OFFICE LEASE AGREEMENT

EXECUTED BY AND BETWEEN WELLS REIT – BRIDGEWATER NJ, LLC, AS LANDLORD,

AND DENDREON CORPORATION, AS TENANT,

DATED JUNE     , 2012

METES AND BOUNDS DESCRIPTION OF THE LAND

Legal Description of 200 Parcel

Lot 4.01, Block 552

Township of Bridgewater

County of Somerset

State of New Jersey

Beginning at a point, said point being 67.64 feet from the most northwesterly corner of Lot 4.02, Block 552 in common with Lot 1, Block 552 on the easterly sideline of Commons Way; thence

1.	Leaving said easterly sideline of Commons Way and running easterly along an existing curb line on a curve to the right with a radius of 30.00 feet, a central angle of 44° 34’ 22” and an arc length of 23.34 feet (chord North 53° 05’ 43” East – 22.75 feet) to a point of tangency; thence

2.	Still running with said curb line North 75° 22’ 54” East, a distance of 51.77 feet to a point of curvature; thence

3.	Still running across with said curb line on a curve to the right with a radius of 320.00 feet, a central angle of 20° 05’ 59” and an arc length of 112.26 feet (chord North 85° 25’ 54” East – 111.68’) to a point of tangency; thence

4.	Leaving said curb line and still running easterly, South 84° 31’ 07’ East, a distance of 127.72 feet to a PK nail set; thence

5.	Running southerly, South 03° 24’ 36” East, a distance of 14.46 feet to a point of curvature on an existing curb line; thence

6.	Still running southerly along said curb line on a curve to the right with a radius of 300.00 feet, a central angle of 07° 05’ 35” and an arc length of 37.14 feet (chord South 00° 08’ 12” West – 37.12 feet); thence

7.	Running easterly and partly with an existing curb line, South 80° 32’ 43” East, a distance of 75.99 feet to a point of curvature; thence

8.	Still running easterly and with said curb line on a curve to the left with a radius of 87.00 feet, a central angle of 47° 25’ 02” and an arc length of 72.00 feet (chord North 75° 44’ 47” East – 69.96’); thence

9.	Leaving said curb line and running southerly following an existing parking stall painted line, South 37° 57’ 44” East, a distance of 18.00 feet; thence

10.	Still running southerly across the parking area, South 19° 53’ 36” East, a distance of 25.00 feet to a parking stall painted line; thence

11.	Along said painted line, South 34° 30’ 59” East, a distance of 18.00 feet; thence

12.	Still running southerly across a curbed island, South 65° 47’ 35” East, a distance of 10.55 feet; thence

13.	Still running southerly along an existing parking stall painted line and across the parking area, South 36° 31’ 40” East, a distance of 52.88 feet to an existing curb line; thence

14.	Along said curb line on a curve to the left with a radius of 209.00 feet, a central angle of 13° 06’ 09” and an arc length of 47.79 feet (chord North 46° 55’ 16” East – 47.69 feet); thence

15.	Leaving said curb line and running southeasterly between the existing buildings and across the courtyard, South 50° 10’ 44” East, a distance of 212.27 feet; thence

16.	Still running southeasterly and partly along an existing parking stall painted line and across the parking area, South 37° 00’ 53” East, a distance of 108.46 feet; thence

17.	Running easterly, South 86° 53’ 50” East, a distance of 114.97 feet to the northwesterly corner of the sideline of Pannone Drive, marked by a capped iron pin to be reset; thence

18.	Along the westerly sideline of Pannone Drive, South 03° 06’ 10” West, a distance of 50.00 feet to a concrete monument to be reset; thence

19.	Along Lot 3, Block 552 (lands n/f PSE&G), South 12° 18’ 10” West, a distance of 338.25 feet to the northerly sideline of US Highway Route 22; thence

20.	Along said Route 22 sideline running westerly, North 89° 35’ 50” West, a distance of 405.61 feet; thence

21.	Still with said sideline, South 84° 09’ 01” West, a distance of 53.48 feet; thence

22.	Still with said sideline, North 76° 43’ 09” West, a distance of 22.51 feet; thence

23.	Still with said sideline, North 89° 36’ 09” West, a distance of 64.05 feet to its intersection with the easterly sideline of Commons Way; thence

24.	Along the easterly sideline of Commons Way on a curve to the right with a radius of 260.00 feet, a central angle of 27° 47’ 03” and an arc length of 126.08 feet (chord North 41° 15’ 11” West – 124.85 feet) to a point of compound curvature; thence

25.	Still along said sideline on a curve to the right with a radius of 1,640.00 feet, a central angle of 13° 04’ 43” and an arc length of 374.35 feet (chord North 20° - 49’ 19” West – 373.54 feet) to a point of tangency; thence.

26.	Still with said sideline, North 14° 16’ 57” West, a distance of 261.39 feet to the point and place of beginning.

Containing 456,280 square feet or 10.47 acres of land, more or less

EXHIBIT “B”

ATTACHED TO AND MADE A PART OF THAT CERTAIN OFFICE LEASE AGREEMENT

EXECUTED BY AND BETWEEN WELLS REIT – BRIDGEWATER NJ, LLC, AS LANDLORD,

AND DENDREON CORPORATION, AS TENANT,

DATED JUNE     , 2012

PLAN SHOWING PREMISES

EXHIBIT “C”

ATTACHED TO AND MADE A PART OF THAT CERTAIN OFFICE LEASE AGREEMENT

EXECUTED BY AND BETWEEN WELLS REIT – BRIDGEWATER NJ, LLC, AS LANDLORD,

AND DENDREON CORPORATION, AS TENANT,

DATED JUNE     , 2012

WORK AGREEMENT

Terms used but not defined in this Exhibit shall have the meaning ascribed to them in the Lease.

1. Tenant’s Authorized Representative. Tenant designates Jones Lang LaSalle Project & Development Services (Jerry Sullivan and Heather Kellogg) (hereinafter referred to as the “Tenant’s Authorized Representative”) as the person authorized to approve all budgets, plans, drawings and change orders pursuant to this Exhibit “C”. Landlord shall not be obligated to respond to or act upon any such item until such item has been approved in writing by Tenant’s Authorized Representative.

2. Landlord’s Work.

(a) Landlord, through its independent designated contractor, shall install in the Premises those improvements specified in the Approved Tenant Space Plan and Final Construction Drawings (collectively with any subsequent modifications or additions, hereinafter referred to as the “Landlord’s Work”). All Landlord’s Work shall be subject to a competitive bid process and fully transparent to Tenant and Tenant’s Representative. Prior to Landlord’s engagement of a General Contractor, Landlord and Tenant shall mutually agree on a final approved construction budget and key delivery dates. Except as set forth in this Exhibit “C”, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy, and the Premises shall be delivered containing no improvements or property of any kind; provided, however, Landlord shall deliver possession of the Premises to Tenant on the Lease Commencement Date with all mechanical, electrical and plumbing systems serving the Premises in good working order and condition. Tenant shall pay all costs and expenses (including a construction management fee in the amount of two percent (2%) of the total cost of the initial buildout less any costs that Tenant has contracted directly for such as project management, design, furniture, wiring and cabling, etc.), incurred in connection with the Leasehold Improvements to the extent such costs and expenses (including, without limitation, all soft costs of the improvements, such as architects’ and consultants’ fees, voice and cabling costs) exceed an allowance (the “Allowance”) equal to the product of (a) Forty and 00/100 Dollars ($40.00), multiplied by (b) the number of square feet of rentable area in the Premises. After the Allowance has been expended towards the Landlord’s Work, Tenant shall reimburse Landlord on a monthly basis, as work is completed in conformity with Landlord’s contract with the general contractor. Landlord agrees to provide Tenant with monthly anticipated cost reports which shall include trade schedules. Tenant shall pay all such costs and expenses within ten (10) days after receipt of Landlord’s invoice therefore. All amounts payable pursuant to this Exhibit by Tenant shall be considered additional rent and are subject to the provisions of the Lease. Tenant shall not receive any credit, cash or otherwise, for any portion of the Allowance that is not used by the Lease Commencement Date.

(b) In addition to the Allowance, Landlord shall provide Tenant with a “Test-Fit Allowance” of up to Three Thousand Nine Hundred Ninety-Three and 70/100 Dollars ($3,993.70), to be applied toward the cost of the initial test-fitting of the Premises.

3. Schedule.

(a) If any plans and drawings are prepared by Landlord’s architect or engineer, such plans and drawings will be prepared on Tenant’s behalf and Tenant shall be solely responsible for the timely completion of all plans and drawings and for their compliance with all Laws. All of Tenant’s plans shall be prepared by a licensed architect and engineer approved by Landlord, shall be in a form sufficient to secure the approval of government authorities with jurisdiction over the approval thereof, and shall be otherwise satisfactory to Landlord.

(b) Tenant shall submit to Landlord a final space plan and all specifications, details, finishes (including paint and carpet selections), elevations and sections, all as approved by Tenant and Landlord (“Tenant’s Space Plan”), on or before July 31, 2012. Tenant’s Space Plan shall indicate partition layout, door location, special equipment types, floor load requirements exceeding eighty (80) pounds per square foot live load and twenty (20) pounds per square foot dead load, telephone and electrical outlet locations, and the seating capacity of all conference rooms.

(c) If required by Landlord in order to construct the work contemplated by this Exhibit, Tenant shall submit to Landlord final architectural, mechanical and engineering working drawings approved by Tenant and Landlord on or before September 7, 2012. Such architectural working drawings shall include: master legend, construction plan, reflected ceiling plan, telephone and electrical outlet layout, finish plan and all architectural details, elevations and specifications necessary to construct the Premises. Promptly after submission of the final architectural drawings, Landlord shall prepare, to the extent Landlord deems necessary, final engineering drawings and an estimation of the cost of providing the Leasehold Improvements.

(d) The deadlines specified in this Paragraph shall apply whether plans and drawings are prepared by Landlord’s architect or engineer or an architect or engineer selected by Tenant. All deadlines must be met in order to allow Landlord sufficient time to review plans and drawings, discuss with Tenant any changes thereto which Landlord believes to be necessary or desirable, and complete substantially the Premises within the time frame provided in Article III of the Lease. The parties intend for each such deadline to be the applicable deadline, even if any such deadline is before the date the Lease is executed.

4. Approval. All plans and drawings (and changes thereto) shall be subject to Landlord’s written approval. The Landlord shall review all such plans and drawings and shall provide the Tenant with either (a) its approval of such plans and drawings or (b) its comments to such plans and drawings within ten (10) days of submission of such plans and drawings to the Landlord (any subsequent approval or comments shall be provided within five (5) days of submission of revised plans). Such approval shall not constitute either (i) approval of any delay caused by Tenant or a waiver of any right or remedy that may arise as a result of such delay, or (ii) Landlord’s representation that such approved plans, drawings or changes comply with all Laws. Any deficiency in design or construction, although same had prior approval of Landlord, shall be solely the responsibility of Tenant.

5. Change Orders. If Tenant requests any change or addition to the work or materials to be provided by Landlord pursuant to this Exhibit after Tenant’s approval of the Approved Tenant Space Plan or the Final Construction Drawings, regardless of whether they are Tenant or field condition change orders, the parties shall review and approve all pricing before executing the work. Tenant agrees to advise Landlord within two (2) days of receipt of the pricing whether to proceed with the change order work or Landlord shall not be obligated to perform such change or addition. All associated general conditions and fees shall be equivalent to the rates and fees for the base scope of the project (2%). All additional expenses attributable to any change order requested by Tenant and approved by Landlord shall be payable by Tenant in accordance with paragraph 2(a) above. .

6. Substantial Completion.

(a) Except as provided in Paragraph 6(b) hereof, the Premises shall be deemed to be ready for occupancy when all work and materials to be provided by Landlord pursuant to this Exhibit, have been substantially completed (except for items of work and adjustment of equipment and fixtures that can be completed after the Premises are occupied without causing substantial interference with Tenant’s use of the Premises (i.e., the “punch list” items)), and a final, unconditional and irrevocable certificate of occupancy shall have been issued for the Premises by the Township of Bridgewater, New Jersey (provided that such certificate of occupancy shall not be a condition if any act or omission of Tenant has caused the County to withhold or delay its issuance).

(b) If Landlord shall be delayed in completing the work and materials to be provided pursuant to this Exhibit as a result of (1) Tenant’s failure to comply with any of the approval requirements and deadlines specified in this Exhibit or with any of the other requirements of this Exhibit or the Lease, (2) Tenant’s request for modifications to the Approved Tenant Space Plans or the Final Construction Drawings, (3) Tenant’s failure to pay when due any amount required pursuant to this Exhibit, (4) Tenant’s request for long lead time materials, finishes or installations, or (5) the performance or timing of any work, or the entry into the Premises, by Tenant or any person or firm employed or retained by Tenant, then for purposes of determining the Lease Commencement Date, the work and materials to be provided pursuant to this Exhibit shall be deemed to have been substantially complete on the date that Landlord determines in its reasonable judgment that such work and materials would have been substantially complete if such delay(s) had not occurred.

7. Possession. Tenant’s taking of possession of the Premises shall constitute Tenant’s acknowledgment that the Premises are in good condition and that all work and materials are satisfactory, except as to any defect or incomplete work that is described in a written notice given by Tenant to Landlord not later than the day Tenant takes possession of the Premises. Tenant and its agents shall have no right to make any alteration in the Premises until Tenant submits such written notice. At Landlord’s request, Tenant shall accompany Landlord to prepare the punch list on or before the date Tenant takes possession of the Premises. Landlord will correct and complete those defects and incomplete items described in such notice which Landlord confirms are in fact defects or incomplete items within twenty (20) business days after compilation of such punch list. Landlord shall use commercially reasonable efforts to minimize disruption to Tenant’s business operations within the Premises.

Initials of:

Landlord:

Tenant:

EXHIBIT “D”

ATTACHED TO AND MADE A PART OF THAT CERTAIN OFFICE LEASE AGREEMENT

EXECUTED BY AND BETWEEN WELLS REIT – BRIDGEWATER NJ, LLC, AS LANDLORD,

AND DENDREON CORPORATION, AS TENANT,

DATED JUNE     , 2012

RULES AND REGULATIONS

The following rules and regulations have been formulated for the safety and well-being of all tenants of the Building. Strict adherence to these rules and regulations is necessary to guarantee that every tenant will enjoy a safe and undisturbed occupancy of its premises. Any violation of these rules and regulations by Tenant shall constitute a default by Tenant under the Lease.

A. ALL TENANTS.

The following rules shall be applicable to all tenants of the Building:

1. Tenant shall not obstruct or encumber or use for any purpose other than ingress and egress to and from the Premises any sidewalk, entrance, passage, court, elevator, vestibule, stairway, corridor, hall or other part of the Building not exclusively occupied by Tenant. No bottles, parcels or other articles shall be placed, kept or displayed on window ledges, in windows or in corridors, stairways or other public parts of the Building. Tenant shall not place any showcase, mat or other article outside the Premises. Nothing may be placed on or about balcony areas, if any, of the Building without Landlord’s prior written approval. Tenant shall keep all portions of the Premises which are visible from the Building’s central atrium (if any) in a tasteful, neat and orderly condition characteristic of first-class professional offices, so as not to be offensive to other tenants of the Building. No desks, bookcases, file cabinets and other furniture shall be placed against the glass surrounding the Building’s central atrium (if any).

2. Landlord shall have the right to control and operate the public portions of the Building and the facilities furnished for common use of the tenants, in such manner as Landlord deems best for the benefit of the tenants generally. Tenant shall not permit the visit to the Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment of the entrances, corridors, elevators and other public portions or facilities of the Building by other tenants. Tenant shall coordinate in advance with Landlord’s property management department all deliveries to the Building so that arrangements can be made to minimize such interference. Tenant shall not permit its employees and invitees to congregate in the elevator lobbies or corridors of the Building. Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same. Public corridor doors, when not in use, shall be kept closed. Nothing, including mats and trash, shall be placed, swept or thrown into the corridors, halls, elevator shafts, stairways or other public or Common Areas.

3. Tenant shall not attach, hang or use in connection with any window or door of the Premises any drape, blind, shade or screen, without Landlord’s prior written consent. All awnings, drapes projections, curtains, blinds, shades, screens and other fixtures shall be of a quality, type, design and color, and shall be attached in a manner, approved in writing by Landlord. Any Tenant-supplied window treatments shall be installed behind Landlord’s standard window treatments so that Landlord’s standard window treatments will be what is visible to persons outside the Building. Drapes (whether installed by Landlord or Tenant) which are visible from the exterior of the Building shall be cleaned by Tenant at least once a year, without notice from Landlord, at Tenant’s own expense.

4. Tenant shall not use the water fountains, water and wash closets, and plumbing and other fixtures for any purpose other than those for which they were constructed, and Tenant shall not place any debris, rubbish, rag or other substance therein (including coffee grounds). All damages from misuse of fixtures shall be borne by the tenant causing same.

5. Tenant shall not construct, maintain, use or operate within the Premises any electrical device, wiring or apparatus in connection with a loudspeaker system (other than an ordinary telephone and paging system) or other sound system, in connection with any excessively bright, changing, flashing, flickering or moving light or lighting device, or in connection with any similar device or system, without Landlord’s prior written consent. Tenant shall not construct, maintain, use or operate any such device or system outside of its Premises or within such Premises so that the same can be heard or seen from outside the Premises. No flashing, neon or search lights shall be used which can be seen outside the Premises. Only warm white lamps may be used in any fixture that may be visible from outside the Building or Premises. Tenant shall not maintain, use or operate within the Premises any space heater.

6. Tenant shall not bring any bicycle, vehicle, animal, bird or pet of any kind into the Building, except seeing-eye or hearing-ear dogs for handicapped persons visiting the Premises. Except while loading and unloading vehicles, there shall be no parking of vehicles or other obstructions placed in the loading dock area.

7. Except as specifically provided to the contrary in the Lease, Tenant shall not cook or permit any cooking on the Premises, except for microwave cooking and use of coffee machines by Tenant’s employees for their own consumption. Tenant shall not cause or permit any unusual or objectionable odor to be produced upon or emanate from the Premises.

8. Tenant shall not make any unseemly or disturbing noise or disturb or interfere with occupants of the Building, whether by the use of any musical instrument, radio, talking machine or in any other way.

9. Tenant shall not place on any floor a load exceeding the floor load per square foot which such floor was designed to carry. Landlord shall have the right to prescribe the weight, position and manner of installation of safes and other heavy equipment and fixtures. Landlord shall have the right to repair at Tenant’s expense any damage to the Premises or the Building caused by Tenant’s moving property into or out of the Premises or due to the same being in or upon the Premises or to require Tenant to do the same. Tenant shall not receive into the Building or carry in the elevators any safes, freight, furniture, equipment or bulky item except as approved by Landlord, and any such furniture, equipment and bulky item shall be delivered only through the designated delivery entrance of the Building and the designated freight elevator at designated times. Tenant shall remove promptly from any sidewalk adjacent to the Building any furniture, furnishing, equipment or other material there delivered or deposited for Tenant. Landlord reserves the right to inspect all freight to be brought into the Building, except for government classified and confidential client materials, and to exclude from the Building all freight which violates any of these rules or the Lease.

10. Tenant shall not place additional locks or bolts of any kind on any of the doors or windows, and shall not make any change in any existing lock or locking mechanism therein, without Landlord’s prior written approval. At all times Tenant shall provide Landlord with a “master” key for all locks on all doors and windows. Tenant shall keep doors leading to a corridor or main hall closed at all times except as such doors may be used for ingress or egress and shall lock such doors during all times the Premises are unattended. Tenant shall, upon the termination of its tenancy: (a) restore to Landlord all keys and security cards to stores, offices, storage rooms, toilet rooms, the Building and the Premises which were either furnished to, or otherwise procured by, Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay the replacement cost thereof; and (b) inform Landlord of the combination of any lock, safe and vault in the Premises. At Landlord’s request, Landlord’s then customary charge per key shall be paid for all keys in excess of two (2) of each type. Tenant’s key system shall be consistent with that for the rest of the Building.

11. Except as shown in the Final Construction Drawings, Tenant shall not install or operate in the Premises any electrically operated equipment or machinery (other than standard servers, desk-top office equipment, including desk-top computers and copiers, typewriters, facsimile machines, printers or other similar equipment used in connection with standard office operations) without obtaining the prior written consent of Landlord. Landlord may condition such consent upon Tenant’s payment of additional rent in compensation for the excess consumption of electricity or other utilities and for the cost of any additional wiring or apparatus that may be occasioned by the operation of such equipment or machinery. Landlord shall have the right at any time and from time to time to designate the electric service providers for the Building. Tenant shall cooperate with Landlord and such service providers and shall allow, as reasonably necessary, access to the Building’s electric lines, feeders, risers, wiring and any other Building machinery. Tenant shall not install any equipment of any type or nature that will or may necessitate any changes, replacements or additions to, or changes in the use of, the water system, heating system, plumbing system, air-conditioning system or electrical system of the Premises or the Building, without obtaining Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole and absolute discretion. If any machine or equipment of Tenant causes noise or vibration that may be transmitted to such a degree as to be objectionable to Landlord or any tenant in the Building, then Landlord shall have the right to install at Tenant’s expense vibration eliminators or other devices sufficient to reduce such noise and vibration to a level satisfactory to Landlord or to require Tenant to do the same.

12. All telephone and telecommunications services desired by Tenant shall be ordered by and utilized at the sole expense of Tenant. Unless Landlord otherwise requests or consents in writing, all of Tenant’s telecommunications equipment shall be and remain solely in the Premises and the telephone closet(s) designated by Landlord. Landlord shall have no responsibility for the maintenance of Tenant’s telecommunications equipment (including wiring) nor for any wiring or other infrastructure to which Tenant’s telecommunications equipment may be connected. Landlord shall have the right, upon reasonable prior notice to Tenant (except in the event of an emergency), to interrupt telecommunications facilities as necessary in connection with any repairs or with installation of other telecommunications equipment. Subject to the provisions of the Lease, Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antennae and satellite receiver dishes, at the Premises or the Building, without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole and absolute discretion.

13. No telephone, telecommunications or other similar provider whose equipment is not then servicing the Building shall be permitted to install its lines or other equipment within or about the Building without first securing the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord’s approval shall not be deemed any kind of warranty or representation by Landlord, including any warranty or representation as to the suitability, competence, or financial strength of the provider. Without limitation of the foregoing standards, as specific conditions of any consent: (i) Landlord shall incur no expense whatsoever with respect to any aspect of the provider’s provision of its services (including the costs of installation, materials and services); (ii) prior to commencement of any work in or about the Building by the provider, the provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines and Landlord shall have reasonably determined that there is sufficient space in the Building for the placement of the necessary equipment and materials; (iii) the provider agrees to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are reasonably determined by Landlord to be necessary; (iv) the provider shall agree to use existing building conduits and pipes or use building contractors (or other contractors approved by Landlord); (v) the provider shall pay Landlord such compensation as is reasonably determined by Landlord to compensate it for space used in the building for the storage and maintenance of the provider’s equipment, the fair market value of a provider’s access to the Building, and the costs which may reasonably be expected to be incurred by Landlord; (vi) the provider shall agree to deliver to Landlord detailed “as built” plans immediately after the installation of the provider’s equipment is complete; and (vii) all of the foregoing matters shall be documented in a written agreement between Landlord and the provider on Landlord’s standard form and otherwise reasonably satisfactory to Landlord.

14. Landlord reserves the right to exclude from the Building at all times any person who does not properly identify himself to the Building management or attendant on duty. Landlord shall have the right to exclude any undesirable or disorderly persons from the Building at any time. Landlord may require all persons admitted to or leaving the Building to show satisfactory identification and to sign a register. Tenant shall be responsible for all persons for whom it authorizes entry into the Building and shall be liable to Landlord for all acts of such persons. Landlord has the right to evacuate the Building in the event of emergency or catastrophe or for the purpose of holding a reasonable number of fire drills.

15. Tenant shall not permit or encourage any loitering in or about the Premises and shall not use or permit the use of the Premises for lodging, dwelling or sleeping.

16. Tenant, before closing and leaving the Premises at the end of each business day, shall see that all lights and equipment are turned off, including coffee machines.

17. Tenant shall not request Landlord’s employees to perform any work or do anything outside of such employees’ regular duties without Landlord’s prior written consent. Tenant’s special requirements will be attended to only upon application to Landlord, and any such special requirements shall be billed to Tenant in accordance with the schedule of charges maintained by Landlord from time to time or as is agreed upon in writing in advance by Landlord and Tenant. Tenant shall not employ any of Landlord’s employees for any purpose whatsoever without Landlord’s prior written consent. Tenant shall notify Landlord or the Building manager of any person employed by it to do janitorial work within the Premises, except for full-time employees of Tenant, prior to such person’s commencing work, and such person shall, while in the Building and outside of the Premises, comply with all instructions issued by Landlord or its representatives.

18. There shall not be used in any space, or in the public halls of the Building, either by any tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards. Tenant shall be responsible for any loss or damage resulting from any deliveries made by or for Tenant.

19. Tenant shall not install or permit the installation of any wiring for any purpose on the exterior of the Premises. Landlord will direct electricians as to where and how telephone and telegraph wires are to be introduced. No boring or cutting for wires or stringing of wires will be allowed without written consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord. All such work shall be effected pursuant to permits issued by all applicable governmental authorities having jurisdiction. Tenant shall not do anything, or permit anything to be done, in or about the Building, or bring or keep anything therein, that will in any way increase the possibility of fire or other casualty or obstruct or interfere with the rights of, or otherwise injure or annoy, other tenants, or do anything in conflict with the valid pertinent laws, rules, or regulations of any governmental authority.

20. Tenant acknowledges that it is Landlord’s intention that the Building be operated in a manner which is consistent with the highest standards of cleanliness, decency and morals in the community which it serves. Toward that end, Tenant shall not sell, distribute, display or offer for sale any item which, in Landlord’s judgment, is inconsistent with the quality of operation of the Building or may tend to impose or detract from the moral character or image of the Building. Tenant shall not use the Premises for any immoral or illegal purpose. Tenant shall cooperate with Building employees in keeping the Premises neat and clean.

21. Unless otherwise expressly provided in the Lease, Tenant shall not use, occupy or permit any portion of the Premises to be used or occupied for the storage, manufacture, or sale of liquor.

22. Tenant shall purchase or contract for waxing, rug shampooing, venetian blind washing, interior glass washing, furniture polishing, janitorial work, removal of any garbage from any dining or eating facility or for towel service in the Premises, only from contractors, companies or persons approved by Landlord.

23. Tenant shall not remove, alter or replace the ceiling light diffusers, ceiling tiles or air diffusers in any portion of the Premises without the prior written consent of Landlord

24. Tenant shall not purchase water, ice, coffee, soft drinks, towels, or other merchandise or services from any company or person whose repeated violation of Building regulations has caused, in Landlord’s opinion, a hazard or nuisance to the Building and/or its occupants.

25. Tenant shall not pay any employee on the Premises except those actually employed therein; nor shall Tenant use the Premises as headquarters for large scale employment of workers for other locations.

26. Landlord shall have the right, upon written notice to Tenant, to require Tenant to refrain from or discontinue any advertising by Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability for offices.

27. Tenant shall not in any manner deface any part of the Premises or the Building. Other than ordinary office decorations, no stringing of wires, boring or cutting shall be permitted except with Landlord’s prior written consent. Any floor covering installed by Tenant shall have an under layer of felt rubber, or similar sounddeadening substance, which shall not be affixed to the floor by cement or any other non-soluble adhesive materials.

28. Should Tenant’s use and occupancy of the Premises require the installation of supplemental cooling, and should the Building contain a closed loop, Tenant agrees that its supplemental cooling requirements will be serviced by tapping into the Building’s closed loop. Tenant shall be responsible for the cost of connecting into the loop and agrees to pay to Landlord as additional rent the monthly tap fee in accordance with Landlord’s then-current rate schedule. Should the Building not contain a closed loop, Tenant agrees to be responsible for fees associated with placing equipment on the roof of the Building.

29. Tenant shall handle its newspapers, “office paper,” garbage, trash and other waste products in the manner required by applicable law (as the same may be amended from time to time) whether required of Landlord or otherwise and shall conform with any recycling plan instituted by Landlord. Landlord shall have no obligation to accept any waste that is not prepared for collection in accordance with any such requirements. Landlord reserves the right to require Tenant to arrange for waste collection, at Tenant’s sole cost and expense, utilizing a contractor reasonably satisfactory to Landlord, and to require Tenant to pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with any such requirements. If Tenant is unable to comply with Landlord’s standard procedures regarding the internal collection, sorting, separation and recycling of waste, then, upon reasonable advance notice to Landlord, Landlord shall use reasonable efforts to arrange for alternative procedures for Tenant, provided Tenant shall pay Landlord all additional costs incurred by Landlord with respect thereto.

30. Tenant shall not bring or keep, or permit to be brought or kept, in the Building any weapon or flammable, combustible or explosive fluid, chemical or substance, except as otherwise expressly permitted in the Lease.

31. Tenant shall comply with all workplace smoking Laws. There shall be no smoking in bathrooms, elevator lobbies, elevators, terraces, loading docks, plaza areas, and other Common Areas.

32. All wiring and cabling installed by Tenant shall be marked and coded, in a manner reasonably acceptable to Landlord, to identify such facilities as belonging to Tenant and the point of commencement and termination of such facilities. All such cabling and wiring shall, at Landlord’s request, be removed by Tenant upon the expiration or termination of the Lease if required by the terms of the Lease or if applicable governmental agencies require removal of such facilities upon the termination of their use or abandonment.

33. Landlord may, upon request of Tenant, waive Tenant’s compliance with any of the rules, provided that (a) no waiver shall be effective unless signed by Landlord, (b) no waiver shall relieve Tenant from the obligation to comply with such rule in the future unless otherwise agreed in writing by Landlord, (c) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with these rules and regulations, and (d) no waiver shall relieve Tenant from any liability for any loss or damage resulting from Tenant’s failure to comply with any rule. Landlord reserves the right to rescind any of these rules and make such other and further rules as in the judgment of Landlord shall from time to time be needed for the safety, protection, care, and cleanliness of the Building, the operation thereof, the preservation of good order therein, and the protection and comfort of its tenants, their agents, employees, and invitees, which rules when made and notice thereof given to a tenant shall be binding upon it in like manner as if originally herein prescribed. In the event of any conflict or inconsistency between the terms and provisions of these rules, as now or hereafter in effect, and the terms and provision of the Lease, the terms and provision of the Lease shall prevail.

B. RETAIL TENANTS ONLY.

The following rules shall be applicable to retail tenants only:

1. Tenant shall replace promptly any cracked or broken glass in the Premises (including all windows, display cases, countertops and doors) with glass of like color, kind and quality.

2. Tenant shall not operate its business in a manner which is commonly known as a “discount house”, “wholesale house”, “cut-rate store”, or “outlet store”. The Premises shall not be used for conducting any barter, trade, or exchange of goods, or sale through promotional give-away gimmicks, or any business involving the sale of second-hand goods, insurance salvage stock or fire sale stock, and shall not be used for any auction or pawnshop business, any fire sale, bankruptcy sale, going-out-of-business sale, moving sale, bulk sale or any other business which, because of merchandising methods or otherwise, would tend to lower the first-class character of the Building.

3. Tenant shall not receive or ship articles of any kind outside the designated loading area for the Premises or other than during the designated loading times.

4. Tenant shall keep any garbage, trash, rubbish or other refuse in rat-proof containers within the interior of the Premises; deposit daily such garbage, trash, rubbish and refuse in receptacles designated by Landlord; and enclose and/or shield such receptacles in a manner approved by Landlord.

5. Tenant shall not sell, display or offer for sale any roach clip, water pipe, bong, coke spoon, cigarette papers, hypodermic syringe or other paraphernalia which in Landlord’s opinion are commonly used in connection with illegal drugs, or any pornographic, lewd, suggestive or “adult” newspaper, book, magazine, film, picture or merchandise of any kind.

6. Tenant shall not install burglar bars in or to the Premises without Landlord’s prior approval and if requested to do so by Landlord, install a locking system compatible with the locking system being used by Landlord at the Building.

EXHIBIT “E”

ATTACHED TO AND MADE A PART OF THAT CERTAIN OFFICE LEASE AGREEMENT

EXECUTED BY AND BETWEEN WELLS REIT – BRIDGEWATER NJ, LLC, AS LANDLORD,

AND DENDREON CORPORATION, AS TENANT,

DATED JUNE     , 2012

CERTIFICATE AFFIRMING THE LEASE COMMENCEMENT DATE

This Certificate is being provided pursuant to that certain Lease Agreement dated as of June     , 2012 (hereinafter referred to as the “Lease”), by and between WELLS REIT – BRIDGEWATER NJ, LLC, a Delaware limited liability company, as landlord (hereinafter referred to as the “Landlord”), and DENDREON CORPORATION, a Delaware corporation, as tenant (hereinafter referred to as the “Tenant”). The parties to the Lease desire to confirm the following:

1. The Lease Commencement Date is             , 20    .

2. The initial Lease Term shall expire on             ,         .

Attached to this Certificate is evidence of payment of premiums for all insurance required pursuant to the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Certificate on             , 2012.

WITNESS:	LANDLORD:

WELLS REIT – BRIDGEWATER NJ, LLC, a Delaware limited liability company
By:
Name:	Name:
Title:

ATTEST:	TENANT:

DENDREON CORPORATION, a Delaware corporation
By:	By:
Name:	Name:
Title:	Title:

E-1

EXHIBIT “F”

ATTACHED TO AND MADE A PART OF THAT CERTAIN OFFICE LEASE AGREEMENT

EXECUTED BY AND BETWEEN WELLS REIT – BRIDGEWATER NJ, LLC, AS LANDLORD, AND DENDREON CORPORATION, AS TENANT,

DATED JUNE     , 2012

EXERCISE FACILITY CONSENT AND WAIVER OF LIABILITY

In order to use the fitness facilities and equipment located (in the building located at 400 Crossing Boulevard in the Township of Bridgewater, County of Somerset, and State of New Jersey (hereinafter referred to as the “Building”), I hereby certify, covenant, and agree:

1. I am in good physical condition and able to use the facilities and equipment and to participate in any and all exercise and fitness activities available or to be available. I have a reasonable basis for this opinion due to examination and/or consultation with my physician. I fully recognize that I am responsible for knowledge of my own state of health at all times.

2. I will do all exercise and participate in all activities at my own pace and at my own risk. I will use good judgment while exercising, will not overexert, and will follow any instructions concerning exercise procedures. If I have any questions regarding my workout, I will consult a trained professional.

3. I acknowledge that the fitness facility is unstaffed. I understand and acknowledge that neither the owner of the Building (hereinafter referred to as the “Owner”), nor the property management company (hereinafter referred to as the “Manager”), nor any of their agents, advisors or employees, represents that its employees, personnel or agents have expertise in diagnosing, examining or treating medical conditions of any kind of in determining the effect of any specific exercise on such medical condition.

4. I understand that in participating in one or more exercises or fitness activities at the facility, or in use of the equipment or the facility in any way, there is a possibility of accidental or other physical injury or loss of my personal property. I agree to assume that risk of any such accident or injury or loss of property. I hereby release and discharge Owner and Manager, their respective officers, agents, employees, personnel, partners, directors, shareholders, affiliates and other representatives, and their successors and assigns (hereinafter collectively referred to as the “Released Parties”), from any and all liability, harm and damage, and waive any and all claims whatsoever, for any injury, accident or loss in connection with my use of or entry into the facility. In addition, I hereby agree to defend, indemnify and hold harmless the Released Parties from any and all costs, claims, liability, harm, damage or expenses resulting from my use of or entry into the facility or the equipment.

5. I acknowledge that I have received and read a copy of the current Rules and Regulations governing the use of the fitness center (a copy of which is attached hereto). I agree that I will fully comply with all rules and regulations as they are amended from time to time.

USER:

Employer Name:	Employee Name (Please Print):

Suite Number	Signature

Telephone	Date

Access Key Number:

FITNESS FACILITY RULES AND REGULATIONS

The following Rules and Regulations are intended to make the Fitness Facility (hereinafter referred to as the “Facility”) at 400 Crossing Boulevard in the Township of Bridgewater, County of Somerset, and State of New Jersey, as safe, enjoyable and pleasant as possible for all users of the Facility (hereinafter collectively referred to as the “Users”). These Rules are applicable to all Users and may be changed from time to time by Landlord or Building Manager, in order to provide for the safe, orderly and enjoyable use of the Facility’s facilities and equipment.

1. Use. Users shall use the Fitness Facility and related equipment solely for weight and cardiovascular training on the equipment provided. Users shall not misuse or use the facilities and related equipment in any manner which will damage the same. Users shall not install, nor tamper with or remove, any equipment in the Facility. No person may use the Facility unless they have signed a Waiver of Liability. This Facility is open to tenants only. Guests are not authorized to use the Facility and users shall not grant access to the Facility, nor permit the Facility to be used, by any unauthorized persons. Any User that provides an unauthorized person with access to the Facility will be prohibited from using the Facility. Each User acknowledges that he or she shall exercise caution when using the Facility, that the Facility is unstaffed, and that no security is provided by Landlord. Any suspicious activity should be reported to the Building Manager.

2. Hours of Operation. The Facility is open twenty-four hours per day, seven days per week. However, in order to accommodate thorough cleaning of the facility, access to certain areas of the Facility may be limited during cleaning hours, which are currently from 6 p.m. to 9 p.m., Monday through Friday. The Facility will not be open for use on legal public holidays. The Facility may be closed, and its hours of operation modified from time-to-time, at Landlord’s sole discretion. Tenants will be notified at least 24 hours in advance of any closing, unless such closing is due to emergency.

3. Clothing. The minimum attire at the facility shall be gym shorts, tee shirts, socks and tennis shoes. Any conventional exercise attire is permissible, including leotards and tights, warm-up suits, etc. Sneakers, tennis shoes, or similar footwear must be worn at all times. Users of the Facility must wear clean and appropriate attire when in transit to and from the Facility, which may include, but not be limited to, warm-up suits and sweatsuits.

4. Conduct. Any conduct which unreasonably interferes with the use or enjoyment of Facility or the equipment by others, or disrupts or interferes with the normal, safe, orderly and efficient operation of the Facility or the equipment, is strictly prohibited. Radios, tape recorders or other similar personal audio equipment may not be used without headphones. No Tenant shall make, or permit to be made, any disturbing noises or disturb or interfere with the occupants of the Building or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, tape recorder, loud speaker or other sound system. After a User completes its use of a piece of equipment within the Facility, such User shall wipe that piece of equipment with disinfectant solution provided by the Building Manager. Those in violation of these rules will be subject to immediate expulsion.

5. Smoking. Smoking of any kind or any other consumption of tobacco products is strictly prohibited in the Facility.

6. Solicitations and Petitions. Solicitation for the sale of any product or service, or for charitable contributions, and petitions of any kind, are strictly prohibited.

7. Identification. Upon request by Landlord’s employee or personnel, users must present their key for identification purposes. Neither Landlord or the Building Manager assumes responsibility for lost or stolen keys.

8. Food and Beverages Prohibited. No food or beverages (other than water) shall be brought to the Facility. All food and beverages (other than water) are strictly prohibited.

9. Notices, Complaints or Suggestions. Users must immediately notify Landlord or Building Manager in the event that they discover any unsafe or hazardous defect or condition relating to the Facility or the equipment, or any more than de minimis breakage, fire, or disorder at the Facility. Complaints or suggestions as to the operation, maintenance, services, or equipment at the Facility should be directed to Building Manager.

10. Other Facilities. Landlord or Building Manager may prohibit the use of or close the Facility if misused in any way. Landlord and Building Manager take no responsibility for personal possessions left in the facility. Locks or lockers are permissible, but all articles and locks must be removed when the user leaves the Facility. Landlord and Building Manager reserve the right to remove and dispose of any locks and personal possessions remaining in the Facility when it closes each day. Landlord and Building Manager make no representation or warranty that the use of any locker will protect User’s personal property from damage, loss or theft.

11. Violation of Rules. Repeated failure or refusal to comply with these Rules and Regulations may result in the loss of privileges.

12. Maintenance. No member shall leave any litter, trash, debris, or articles of clothing at the Facility. The entry door(s) to the Facility shall be kept closed and locked at all times.

13. No Representations. User hereby acknowledges that the installation of equipment, devices and/or facilities in or serving the Facility shall in no way be deemed a representation or warranty by Operator regarding the efficacy or safety of the same, nor as an agreement or undertaking by, or obligation of, Operator to protect, indemnify or hold User harmless from any harm of any type or to ensure User’s safety. It is expressly understood and agreed that use of the Facility by User shall be at User’s sole risk.

14. Card Keys. User hereby agrees to keep any card key and/or locker key provided to User in User’s possession and control at all times until required or requested to surrender the same, and in no event shall User lend or otherwise transfer its card key or locker key to any other person. In the event User shall lose or misplace its card key or locker key, or in the event User’s card key or locker key shall be stolen, User shall immediately notify Landlord and Operator in writing. User further agrees that, in the event either (i) User’s employment with Tenant is terminated for any reason, or (ii) Tenant shall be in default under its lease with Landlord, Operator may immediately de-activate User’s key card and User shall immediately surrender its card key and locker key to Operator. User hereby acknowledges that the card key and locker key are and shall remain the property of Operator, and User agrees to return the same to Operator upon the expiration (or sooner termination) of Tenant’s lease or any earlier date on which Operator is entitled to de-activate said card key. Inoperative (but not de-activated) cards keys will be replaced at no charge, but lost and de-activated card keys will be replaced (or reactivated, as the case may be) at a cost established by the Operator from time to time. Lost locker keys shall be replaced, and the appropriate locker re-keyed, at a cost established by the Operator from time to time.

15. Consent. As a condition to the use of the Facility, all Users must sign a Consent and Waiver on Landlord’s current form.

EXHIBIT “G”

ATTACHED TO AND MADE A PART OF THAT CERTAIN OFFICE LEASE

AGREEMENT EXECUTED BY AND BETWEEN WELLS REIT – BRIDGEWATER NJ,

LLC, AS LANDLORD, AND DENDREON CORPORATION, AS TENANT,

DATED JUNE     , 2012

FORM SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

Tenant’s Trade Name:

NOTICE: THIS SUBORDINATION AGREEMENT RESULTS IN YOUR LEASEHOLD ESTATE IN THE PROPERTY BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF THE SECURITY DOCUMENTS (DEFINED BELOW).

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (“Agreement”) is made as of             , 2      , by and between                      (“Tenant”), and U.S. BANK NATIONAL ASSOCIATION, successor to Bank of America, N.A. (successor by merger to LaSalle Bank National Association), as Trustee for Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates Series 2004 – HQ4 (“Lender”).

R E C I T A L S

A.	(“Owner”) is the owner of the land and improvements commonly known as and more specifically described in Exhibit A attached hereto (“Property”).

B.	Tenant is the lessee under a lease dated , 2 , executed by Owner (or its predecessor in interest), as landlord, and Tenant, as tenant (as the same may have been amended, the “Lease”), covering certain premises (the “Premises”) compromising all or a part of the Property.

C.	Lender is the current holder of a mortgage loan (the “Loan”) previously made to Owner, evidenced by a note (the “Note”) and secured by, among other things: (a) a first mortgage, deed of trust or deed to secure debt encumbering the Property (the “Mortgage”); and (b) a first priority assignment of leases and rents on the Property (the “Assignment of Leases and Rents”) contained in the Mortgage or in a separate document. The Mortgage and the Assignment of Leases and Rents are collectively referred to as the “Security Documents.” The Note, the Security Documents and all other documents executed in connection with the Loan are collectively referred to as the “Loan Documents.”

D.	Tenant has requested Lender’s agreement that if Lender forecloses the Mortgage or otherwise exercises Lender’s remedies under the Security Documents, Lender will not disturb Tenant’s right to quiet possession of the Premises under the terms of the Lease.

E.	Lender is willing to so agree on the terms and conditions provided in this Agreement, including, without limitation, Tenant’s agreement to subordinate the Lease and attorn to Lender as provided herein.

NOW, THEREFORE, for mutual consideration, including the mutual covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

SUBORDINATION. The Lease is and shall remain unconditionally subject and subordinate to (a) the liens or charges imposed by the Security Documents, (b) all currently outstanding or future advances secured by the Security Documents, and (c) all renewals, amendments, modifications, consolidations, replacements and extensions of the Security Documents. The subordination described herein is intended by the parties to have the same force and effect as if the Security Documents and such renewals, modifications, consolidations, replacements and extensions of the Security Documents had been executed, acknowledged, delivered and recorded prior to the Lease and any amendments or modifications thereof.

2.	NON-DISTURBANCE. If Lender exercises any of its rights under the Security Documents, including any right of entry on the Property pursuant to the Mortgage or upon a foreclosure of or deed in lieu of foreclosure of the Mortgage, Lender shall not disturb Tenant’s right of quiet possession of the Premises under the terms of the Lease, so long as Tenant is not in default under this Agreement or in default beyond any applicable grace period under the Lease.

3.	ATTORNMENT. Notwithstanding anything to the contrary contained in the Lease, should title to the Premises and the landlord’s interest in the Lease be transferred to Lender or any other person or entity by foreclosure of or deed in-lieu of foreclosure of the Mortgage, Tenant shall, for the benefit of Lender or such other person or entity, effective immediately and automatically upon the occurrence of any such transfer, attorn to Lender or such other person or entity as landlord under the Lease and shall be bound under all provisions of the Lease including, but not limited to, the obligation to pay all rent required to be paid by Tenant pursuant to the terms of the Lease, for the remainder of the Lease term.

4.	PROTECTION OF LENDER. If Lender succeeds to the interest of landlord under the Lease, Lender shall not be: (a) liable for any act or omission of any previous landlord under the Lease; (b) subject to any offsets or defenses which Tenant may have against any previous landlord under the Lease; (c) bound by any payment of rent or additional rent which Tenant might have paid for more than one month in advance of the due date under the Lease to any previous landlord; (d) obligated to make any payment to Tenant which any previous landlord was required to make before Lender succeeded to the landlord’s interest; (e) accountable for any monies deposited with any previous landlord (including security deposits), except to the extent such monies are actually received by Lender; (f) bound by any amendment or modification of the Lease or any waiver of any term of the Lease made without Lender’s written consent; (g) bound by any surrender or termination of the Lease made without Lender’s written consent (unless effected unilaterally by Tenant pursuant to the express terms of the Lease); (h) obligated to complete any improvement or construction on the Property or to pay or reimburse Tenant for any tenant improvement allowance, construction allowance or leasing commissions; (i) liable for any default of any previous landlord under the Lease; (j) bound by any provision in the Lease granting Tenant a purchase option or first right of refusal or offer with regard to the Property. Furthermore, notwithstanding anything to the contrary contained in this Agreement or the Lease, upon any such succession, the Lease shall be deemed to have been automatically amended to provide that Lender’s obligations and liabilities under the Lease shall be limited solely to Lender’s interest, if any, in the Property, and the proceeds from any sale or disposition of the Property by Lender (collectively, “Lender’s Interest”) and, following such succession, Tenant shall look exclusively to Lender’s Interest for the payment or discharge of any obligations of Lender under the Lease.

5.	LENDER’S RIGHT TO CURE. Tenant shall deliver to Lender a copy of any notice of any default(s) by landlord under the Lease in the same manner as, and whenever, Tenant shall give any such notice to Owner, and no such notice shall be deemed given to Owner unless and until a copy of such notice shall have been so delivered to Lender. Lender shall have the right to remedy, or cause to be remedied, any default by Owner under the Lease, and, for such purpose Tenant grants Lender such additional period of time as may be reasonable to enable Lender to remedy, or cause to be remedied, any such default in addition to the period given to Owner for remedying, or causing to be remedied, any such default. Tenant shall accept performance by Lender of any covenant or condition to be performed by Owner under the Lease with the same force and effect as though performed by Owner. No default by Landlord under the Lease shall exist or shall be deemed to exist (a) so long as Lender, in good faith, shall have commenced to cure such default within the above-referenced time period and shall be prosecuting the same to completion with reasonable diligence, subject to force majeure, or (b) if possession of the Premises is required in order to cure such default, or if such default is not susceptible of being cured by Lender, so long as Lender, in good faith, shall have notified Tenant that Lender intends to institute enforcement proceedings under the Security Documents, and, thereafter, so long as such proceedings shall have been instituted and shall be prosecuted with reasonable diligence. Lender shall have the right, without notice to Tenant or Tenant’s consent, to foreclose the Mortgage or to accept a deed in lieu of foreclosure of the Mortgage or otherwise realize upon the Mortgage or to exercise any other remedies under the Security Documents or state law.

6.	ASSIGNMENT OF LEASES AND RENTS. Tenant consents to the Assignment of Leases and Rents and acknowledges Lender shall have no duty, liability or obligation whatsoever under the Lease or any extension or renewal thereof, either by virtue of said assignment or by any subsequent receipt or collection of rents thereunder, unless Lender shall specifically undertake such liability in writing or unless Lender or its designee or nominee becomes, and then only with respect to periods in which Lender or its designee or nominee becomes, the fee owner of the Premises. Upon Tenant’s receipt of a written notice from Lender of a default by Owner under the Loan, Tenant shall thereafter, if requested by Lender, pay rent to Lender in accordance with the terms of the Lease. Lender’s delivery of such notice to Tenant, or Tenant’s compliance therewith, shall not be deemed to (a) cause Lender to succeed to or assume any obligations or responsibilities of Owner under the Lease or (b) relieve Owner of any of its obligations under the Lease.

7.	INSURANCE PROCEEDS AND CONDEMNATION AWARDS. Notwithstanding anything to the contrary contained in this Agreement or the Lease, the terms of the Loan Documents shall continue to govern with respect to the disposition of any insurance proceeds or condemnation awards, and any obligations of Owner to restore the Property following a casualty or condemnation shall, insofar as they apply to Lender, be limited to the amount of any insurance proceeds or condemnation awards received by Lender after the deduction of all costs and expenses incurred in obtaining such proceeds or awards. Following the foreclosure or deed in lieu of foreclosure of the Mortgage, the provisions of this section shall remain in full force and effect unless and until fee title to the Premises becomes vested in a person or entity other than (a) the holder of the Loan at the time of such foreclosure or deed in lieu of foreclosure or (b) a parent, subsidiary or affiliate of such holder.

8.	ASSIGNMENT OF LEASE BY TENANT. Tenant shall not assign any right or interest of Tenant under the Lease (except for an assignment that is permitted under the Lease without Owner’s consent), without Lender’s prior written consent.

9.	MISCELLANEOUS.

9.1	Heirs, Successors and Assigns. The covenants herein shall be binding upon, and inure to the benefit of, the heirs, successors and assigns of the parties hereto. The term “Lender” as used herein includes any successor or assign of the named Lender herein, including without limitation, any co-lender at the time of making the Loan, any purchaser at a foreclosure sale and any transferee pursuant to a deed in lieu of foreclosure, and their successors and assigns, trustees and agents, as well as any single purpose entity established by Lender to take title to the Property by reason of such foreclosure or deed in lieu of foreclosure. The terms “Tenant” and “Owner” as used herein include any successor or assign of the named Tenant and Owner herein, respectively; provided, however, that such reference to Tenant’s or Owner’s successors and assigns shall not be construed as Lender’s consent to any assignment or other transfer by Tenant or Owner.

9.2	Addresses; Request for Notice. All notices and other communications that are required or permitted to be given to a party under this Agreement shall be in writing and shall be sent to such party, either by personal delivery, by overnight delivery service, by certified first class mail, return receipt requested, or by facsimile transmission, to the address or facsimile number below. All such notices and communications shall be effective upon receipt of such delivery or facsimile transmission. The addresses and facsimile numbers of the parties shall be:

Tenant:	Lender:

Wells Fargo Bank, N.A., as Master Servicer
Attn: Lease Reviews
1901 Harrison Street, 2nd Floor
Oakland, California 94612
FAX No.: 510-446-4468
FAX No.:

provided, however, any party shall have the right to change its address for notice hereunder by the giving of written notice thereof to the other party in the manner set forth in this Agreement.

9.3	Entire Agreement. This Agreement constitutes the entire agreement between Lender and Tenant with regard to the subordination of the Lease to the Security Documents and the rights and obligations of Tenant and Lender as to the subject matter of this Agreement, and shall supersede and cancel, but only insofar as would affect the priority between the Security Documents and the Lease, any prior agreements as to such subordination, including, without limitation, those provisions, if any, contained in the Lease which provide for the subordination of the Lease to a deed or deeds of trust, a mortgage or mortgages, a deed or deeds to secure debt or a trust indenture or trust indentures.

9.4	Disbursements. Lender, in making disbursements of any funds pursuant to the Loan Documents, is under no obligation to, nor has Lender represented that it will, monitor or control the application of such funds by the recipient and any application of such funds, including, without limitation, any application of such funds for purposes other than those provided for in the Loan Documents, shall not defeat this agreement to subordinate in whole or in part.

9.5	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute and be construed as one and the same instrument.

9.6	Section Headings. Section headings in this Agreement are for convenience only and are not to be construed as part of this Agreement or in any way limiting or applying the provisions hereof.

9.7	Attorneys’ Fees. If any legal action, suit or proceeding is commenced between Tenant and Lender regarding their respective rights and obligations under this Agreement, the prevailing party shall be entitled to recover, in addition to damages or other relief, costs and expenses, attorneys’ fees and court costs (including, without limitation, expert witness fees). As used herein, the term “prevailing party” shall mean the party which obtains the principal relief it has sought, whether by compromise settlement or judgment. If the party which commenced or instituted the action, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.

9.8	Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Agreement, and the other provisions of this Agreement shall remain in full force and effect, and shall be liberally construed in favor of Lender.

9.9	Termination; Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought.

9.10	Governing Law. This Agreement and any claim, controversy or dispute arising under or related to or in connection with this Agreement, the relationship of the parties or the interpretation and enforcement of the rights and duties of the parties shall be governed by the law of the state where the Property is located, without regard to any conflicts of law principles.

9.11	Authority. Tenant and all persons executing this Agreement on behalf of Tenant jointly and severally represent and warrant to Lender that such persons are authorized by Tenant to do so and that such execution hereof is the binding act of Tenant enforceable against Tenant.

9.12	Form of Agreement. Owner and Tenant acknowledge that Wells Fargo Bank, N.A. enters into numerous agreements of this type on a regular basis, both in its own capacity and as a commercial mortgage servicer on behalf of other lenders, and that the specific provisions contained in any agreement of this type entered into by Wells Fargo Bank, N.A. will vary depending on numerous transaction-specific factors, including, without limitation, the borrowers, loan documents, tenants, leases, servicers, servicing agreements and property and market conditions involved in the transaction. Accordingly, Owner and Tenant further acknowledge that the specific provisions contained in this Agreement will not necessarily be acceptable to Wells Fargo Bank, N.A. in connection with any other transaction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LENDER:

U.S. BANK NATIONAL ASSOCIATION, successor to Bank of America, N.A. (successor by merger to LaSalle Bank National Association), as Trustee for Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates Series 2004 – HQ4

By:	Wells Fargo Bank, National Association, as Master Servicer

By:

Name:

Title:

TENANT:

By:

Its:

The undersigned Owner hereby consents to the foregoing Agreement and confirms the facts stated in the foregoing Agreement and the acknowledgement contained in Section 9.12 of the foregoing Agreement.

OWNER:

By:

Its:

IT IS RECOMMENDED THAT, PRIOR TO EXECUTING THIS AGREEMENT, THE PARTIES CONSULT WITH THEIR ATTORNEYS WITH RESPECT HERETO.

ALL SIGNATURES MUST BE ACKNOWLEDGED.

STATE OF                             )

                                                  ) SS.

COUNTY OF                          )

On             , 20    , personally appeared the above named                             , a                     of WELLS FARGO BANK, NATIONAL ASSOCIATION, acting in its authorized capacity as Master Servicer for and on behalf of                             , AS TRUSTEE FOR THE REGISTERED HOLDERS OF                              COMMERCIAL MORTGAGE TRUST, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES             , and acknowledged the foregoing to be the free act and deed of said association, before me.

Notary Public
My commission expires:

            , ss.

On             , 20    , personally appeared the above named                             , the                             , of                              and acknowledged the foregoing to be the free act and deed of said                             , before me.

Notary Public
My commission expires:

            , ss.

On             , 20    , personally appeared the above named                             , the                             , of                              and acknowledged the foregoing to be the free act and deed of said                             , before me.

Notary Public
My commission expires:

EXHIBIT A

(Description of Property)

EXHIBIT A to SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT dated as of                     , executed by                     , as “Tenant”, and                     “Lender.”

All that certain land located in the County of                             , State of                             , described as follows:

Loan No.

G-1

EXHIBIT “H”

ATTACHED TO AND MADE A PART OF THAT CERTAIN OFFICE LEASE AGREEMENT EXECUTED BY AND BETWEEN WELLS REIT – BRIDGEWATER NJ, LLC, AS LANDLORD, AND DENDREON CORPORATION, AS TENANT,

DATED JUNE     , 2012

FORM OF LETTER OF CREDIT

Wells Fargo Bank, N.A.
U. S. Trade Services
Standby Letters of Credit
MAC A0195-212
One Front Street, 21st Floor
San Francisco, CA. 94111
Phone: 1(800) 798-2815 Option 1
E-Mail: sftrade@wellsfargo.com

Irrevocable Standby Letter of Credit

Number:

Issue Date:              , 2012

BENEFICIARY:	APPLICANT:

Wells REIT – Bridgewater NJ, LLC	Dendreon Corporation
c/o Piedmont Office Realty Trust, Inc.	200 Crossing Boulevard, 2nd Floor
11695 Johns Creek Parkway, Suite 350	Bridgewater, New Jersey 08807
Johns Creek, Georgia 30097	Attention:
Attention: Asset Manager – East Region

LETTER OF CREDIT ISSUE AMOUNT: USD $1,500,000.00	EXPIRY DATE:

LADIES AND GENTLEMEN:

At the request and for the account of the above referenced applicant, we hereby issue our Irrevocable Standby Letter of Credit (hereinafter referred to as the “Letter of Credit”) in your favor in the amount of USD $1,500,000.00 (One Million Five Hundred Thousand and 00/100 United States Dollars), as such amount may be reduced from time to time in accordance with the express terms, conditions, and provisions of this Letter of Credit.

THIS LETTER OF CREDIT IS AVAILABLE BY YOUR DRAFT DRAWN AT SIGHT ON WELLS FARGO BANK, N.A. DULY SIGNED, ENDORSED AND MARKED: “DRAWN UNDER WELLS FARGO BANK N.A. LETTER OF CREDIT NO.              DATED              20     ” ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

1.	THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT AND ALL AMENDMENTS ATTACHED HERETO FOR OUR ENDORSEMENT OF ANY PAYMENTS EFFECTED BY US (HEREINAFTER REFERRED TO AS “DOCUMENT 1”).

2.	BENEFICIARY’S MANUALLY SIGNED CERTIFICATE ON ITS LETTERHEAD READING EXACTLY AS FOLLOWS:

“(I) THE AMOUNT REPRESENTED BY THE DRAFT ACCOMPANYING THIS STATEMENT IS THE AMOUNT OF THE SECURITY DEPOSIT TO WHICH THE LANDLORD IS ENTITLED IN ACCORDANCE WITH THE TERMS, CONDITIONS, AND PROVISIONS OF THAT CERTAIN OFFICE LEASE AGREEMENT DATED                  , 2012 EXECUTED BY AND BETWEEN THE APPLICANT, AS TENANT, AND THE BENEFICIARY, AS LANDLORD (HEREINAFTER, AS IT MAY BE FROM TIME TO TIME AMENDED, MODIFIED, EXTENDED, RENEWED, SUBSTITUTED, AND/OR SUPPLEMENTED, REFERRED TO AS THE “LEASE”) ON ACCOUNT OF THE APPLICANT’S FAILURE TO MAKE WHEN DUE ANY PAYMENT OF BASE RENT, ADDITIONAL RENT OR OTHER SUM; (II) THE BENEFICIARY HAS SENT TO THE APPLICANT WRITTEN NOTICE OF SUCH FAILURE TO MAKE WHEN DUE SUCH PAYMENT; AND (III) THE APPLICANT HAS NOT CURED SUCH FAILURE FOR A PERIOD OF THIRTY (30) DAYS FOLLOWING THE DATE THAT THE BENEFICIARY SENT TO THE APPLICANT WRITTEN NOTICE THEREOF” (HEREINAFTER REFERRED TO AS “DOCUMENT 2”).

This Letter of Credit expires at our below offices on                  , 2013. It is a condition of this Letter of Credit that such expiration date shall be deemed automatically extended, without written amendment, for one year periods to                                   in each succeeding calendar year, unless at least sixty (60) days prior to such expiration date we send written notice to you at your address above by overnight courier or registered mail that we elect not to extend the expiration date of this Letter of Credit beyond the date specified in such notice.

Upon our sending you such notice of the non-extension of the expiration date of this Letter of Credit, you may also draw under this Letter of Credit, on or before the expiration date specified in such notice, by presentation of Document 1 and Document 2 above.

Multiple and partial drawing(s) are permitted under this Letter of Credit; provided however, that the total amount of any payment(s) made under this Letter of Credit will not exceed the total amount available under this Letter of Credit.

Notwithstanding any term, condition, or provision of this Letter of Credit to the contrary, except in the event of an election by us not to extend the expiration date of this Letter of Credit in accordance with the terms, conditions, and provisions of this Letter of Credit, for so long as the Beneficiary shall not have presented Document 1 and Document 2 above in accordance with the terms, conditions, and provisions of this Letter of Credit on each                              , the stated amount of this Letter of Credit shall be reduced by $        .

Documents may be presented at either of our following locations:

Wells Fargo Bank, N.A.

Standby L/C Dept

One Front Street, 21st Floor Street

San Francisco, CA 94111

or

Wells Fargo Bank, N.A.

12 East 49 Street, 42nd Fl

Tower 49, New York, NY 10017

Attn: F. Ali, Letter Of Credit Dept

If the documents are presented to the New York address they must also be faxed by the Beneficiary to (415) 975-6284 the same day in order to be deemed a presentation.

This Letter of Credit is transferable one or more times, but in each instance only to a single transferee and only in the full amount available to be drawn under the Letter of Credit at the time of such transfer. Any such transfer may be effected only through Wells Fargo Bank, N.A. and only upon presentation to us at our presentation office specified herein of a duly executed transfer request in the form attached hereto as Exhibit “A” and made a part hereof, with instructions therein in brackets complied with, together with the original of this Letter of Credit and any amendments thereto. Each transfer shall be evidenced by our endorsement on the reverse of the original of this Letter of Credit, and we shall deliver such original to the transferee. Any transfer fee to be paid to us for a transfer will be payable solely by the Applicant, and the payment of any such transfer fee will not be a condition to the validity or effectiveness of such transfer or this Letter of Credit.

We are subject to various laws, regulations and executive and judicial orders (including economic sanctions, embargoes, anti-boycott, anti-money laundering, anti-terrorism, and anti-drug trafficking laws and regulations) of the U.S. and other countries that are enforceable under applicable law. We will not be liable for our failure to make, or our delay in making, payment under this Letter of Credit or for any other action we take or do not take, or any disclosure we make, under or in connection with this Letter of Credit (including, without limitation, any refusal to transfer this Letter of Credit) that is required by such laws, regulations, or orders.

We hereby engage with you that each demand presented under and in compliance with the terms and conditions of this Letter of Credit will be duly honored if presented together with the documents specified in this Letter of Credit at either of our office specified above on or before the above stated expiry date, or any extended expiry date if applicable.

This Irrevocable Standby Letter of Credit sets forth in full the terms of our undertaking. This undertaking is independent of and shall not in any way be modified, amended, amplified or incorporated by reference to any document, contract or agreement referenced herein other than the stipulated ICC rules and governing laws.

CANCELLATION PRIOR TO EXPIRATION: you may return this Letter of Credit to us for cancellation prior to its expiration provided that this Letter of Credit is accompanied by your written agreement to its cancellation. Such written agreement to cancellation should specifically reference this Letter of Credit by number, clearly indicate that it is being returned for cancellation and be signed by a person identifying themselves as authorized to sign for you.

Except as otherwise expressly stated herein, this Standby Letter of Credit is subject to the International Standby Practice 1998, International Chamber of Commerce Publication No. 590.

Very Truly Yours,

WELLS FARGO BANK, N.A.

By:
Authorized Signature

The original of the Letter of Credit contains an embossed seal over the Authorized Signature.

Please direct any written correspondence or inquiries regarding this Letter of Credit, always quoting our reference number, to Wells Fargo Bank, National Association, Attn: U.S. Standby Trade Services

at either One Front Street MAC A0195-212, San Francisco, CA 94111	or 401 Linden Street MAC D4004-017, Winston-Salem, NC 27101

Phone inquiries regarding this credit should be directed to our Standby Customer Connection Professionals

1-800-798-2815 Option 1	1-800-776-3862 Option 2
(Hours of Operation: 8:00 a.m. PT to 5:30 p.m. PT)	(Hours of Operation: 8:00 a.m. EST to 5:30 p.m. EST)

EXHIBIT “A”

ATTACHED TO AND MADE A PART OF THAT CERTAIN LETTER OF CREDIT NO.                          ISSUED BY WELLS FARGO BANK, N.A., ON THE ACCOUNT OF DENDREON CORPORATION, AS APPLICANT, FOR THE BENEFIT OF WELLS REIT – BRIDGEWATER NJ, LLC, AS THE LANDLORD

Date:

Wells Fargo Bank, N.A.

One Front Street, 21st Floor

MAC A0195 - 212

San Francisco, CA. 94111

Attention: US Trade Services - Standby Letters of Credit

Subject: Your Letter of Credit No.

Ladies and Gentlemen:

For value received, we hereby irrevocably transfer all our rights under the above-captioned Letter of Credit, as heretofore and hereafter amended, extended or increased, to:

[insert name of transferee]

[insert address]

By this transfer, all of our rights in the Letter of Credit are transferred to the transferee, and the transferee shall have sole rights as beneficiary under the Letter of Credit, including sole rights relating to any amendments, whether increases or extensions or other amendments, and whether now existing or hereafter made. You are hereby irrevocably instructed to advise future amendment(s) of the Letter of Credit to the transferee without our consent or notice to us.

Enclosed are the original Letter of Credit and the original of all amendments to this date. Please notify the transferee of this transfer and of the terms and conditions of the Letter of Credit as transferred. this transfer will not become effective until the transferee is so notified.

Very truly yours,

[insert name of transferor]

By:
Name:
Title:

Signature of Transferor Guaranteed
[insert name of bank]

By:
Name:
Title:

[a corporate notary acknowledgement or

a certificate of authority with corporate seal is

             acceptable in lieu of bank guarantee above]

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